UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant
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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
AMERICAN AIRLINES GROUP INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Fee paid previously with preliminary materials.
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

American Airlines
oneworld

April  , 2024

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2024 Annual Meeting of Stockholders to be held on Wednesday, June 5, 2024, at 9:00 a.m., Central Time. As with our recent meetings, this year’s Annual Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. The virtual format provides the opportunity for participation by a broader group of our stockholders and enables stockholders to participate fully, and equally, from any location around the world. You can attend the Annual Meeting via the Internet by registering at www.proxydocs.com/AAL using the control number which appears on your Notice of Internet Availability of Proxy Materials, your proxy card (printed in the gray box), and the instructions that accompanied your proxy materials. You will have the ability to submit questions in advance of, and real-time during, the Annual Meeting via the meeting website.

The attached Notice of 2024 Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted and detailed procedures for attending, submitting questions, and voting at the virtual meeting. We have produced an interactive proxy statement that will provide our stockholders with better capability to navigate through the document, making key information easier to find and evaluate. The interactive proxy statement is accessible at www.proxydocs.com/AAL prior to and during the Annual Meeting.

It is important that your shares be represented at the Annual Meeting and, regardless of whether you plan to attend, we request that you vote in advance on the matters to be presented at the Annual Meeting as described in these proxy materials.

Thank you for your continued support.

Sincerely,
Greg Smith
Chairman of the Board

The accompanying Proxy Statement is dated April  , 2024, and is first being released to stockholders of American Airlines Group Inc. on or about April  , 2024.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Wednesday, June 5, 2024 9:00 a.m. Central Time VIRTUAL MEETING ACCESS: Register at www.proxydocs.com/AAL RECORD DATE: April 9, 2024	MEETING AGENDA
	1	A proposal to elect 11 directors to serve until the 2025 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified
	2	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024
	3	A proposal to approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement
	4	A proposal to amend our Certificate of Incorporation to allow future amendments to the Bylaws by our stockholders by simple majority vote
	5	A proposal to amend our Certificate of Incorporation to allow all other provisions of the Certificate of Incorporation to be amended in the future by simple majority vote
	6	Advisory vote on a stockholder proposal
	7	Such other business as properly may come before the 2024 Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting

For instructions on voting in advance of and during the virtual meeting, please see page i of the Proxy Statement, which is incorporated by reference into this notice.

Important notice of internet availability of proxy materials for the Annual Meeting:

Our Proxy Statement and 2023 Annual Report on Form 10-K are available at www.proxydocs.com/AAL prior to and during the Annual Meeting.

You can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by e-mail. If your shares are registered directly in your name with our stock registrar and transfer agent, Equiniti Trust Company, LLC, you can make this election by going to its website (equiniti.com/us) or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

By Order of the Board of Directors of American Airlines Group Inc.,

Priya R. Aiyar
Corporate Secretary

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE

ENCOURAGE YOU TO VOTE PROMPTLY.

PROXY STATEMENT SUMMARY

This summary contains highlights about our company and the upcoming 2024 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023 that accompanies this Proxy Statement before voting.

2024 Annual Meeting of Stockholders

Date and Time: Wednesday, June 5, 2024 at 9:00 a.m., Central Time	Virtual Meeting Access: Register at www.proxydocs.com/AAL
Record Date: April 9, 2024	Proxy Mail Date: On or about April , 2024

Vote in Advance of the Meeting	Vote During the Meeting
Over the Internet at www.proxydocs.com/AAL; or	Over the Internet during the Annual Meeting. Please register at www.proxydocs.com/AAL to gain access to the meeting.
By telephone at 1-866-570-3320; or	See page 1 — “Virtual Stockholder Meeting” for details on how to access the live audio webcast and vote during the Annual Meeting.
By mail — sign, date and return the proxy card or voting instruction form mailed to you.

i

2024 Proxy Statement

Submitting Questions at the Virtual Annual Meeting

Stockholders may submit questions in writing during the Annual Meeting by registering to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompanied the proxy materials.

As part of the Annual Meeting, and as time permits, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to American Airlines Group Inc. (the “Company”) and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“2024 Annual Meeting of Stockholders Q&A.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder. The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/AAL approximately two weeks prior to the Annual Meeting.

Stockholder Engagement and Governance Highlights

We welcome and value communication with our stockholders. We engage in proactive dialogue with our largest stockholders year-round to gain an understanding of their perspectives on a wide range of matters, which we regularly share with the Board of Directors of the Company (the “Board”). In 2023, we contacted stockholders representing approximately 40% of outstanding shares, and held discussions with investors representing nearly 20% of our outstanding shares. We also held engagements with the leading proxy advisor firms. We utilized these engagement sessions to focus on our recent board refreshment plan and other governance-related matters, our climate strategy, and executive compensation, particularly in the context of our recent CEO and senior management succession planning process and our emergence from the COVID-19 pandemic. We also discussed the Company’s long-term strategy and recent operating and financial performance.

Stockholders may communicate directly with our Board as set forth under “Communications with the Board and Non-Management Directors” on page 41 and can find information about our 2023 stockholder engagement feedback under “Stockholder Engagement” on pages 41 and 61. The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Our Governance Best Practices

✓   Independent Chairman and separate Chairman and CEO roles

✓   Annually elected directors

✓   Independent Board committees

✓   Regular Board and management succession planning

✓   Independent directors meet without management present

✓   Robust oversight of strategy and risk

✓   Regular Board and committee evaluations

✓   Majority voting in director elections

✓   Stockholder right to call special meetings of stockholders

✓   Stockholder right to proxy access

✓   Stockholder engagement policy and outreach program

✓   Commitment to sustainability and social responsibility

✓   Stock ownership guidelines for directors and executive officers

ii

2024 Proxy Statement

Board Refreshment and Board Leadership Structure

The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new perspectives are regularly considered. The Board and the Corporate Governance and Public Responsibility (“CGPR”) Committee regularly evaluate the composition of the Board and its committees in an effort to develop a long-term succession plan for the Board and its leadership. Over the past four years, the active work of our Board and CGPR Committee has resulted in the following actions:

•  The election of our Independent Chairman: The appointment of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to focus on executing on our strategy and operations, and our Chairman, who is an independent director, can devote his time and attention to matters of Board oversight and governance.

•  Successful CEO succession and the retirement of our former Chairman in 2023: Consistent with our long-term succession planning process for our CEO, Doug Parker, who had continued to serve as Chairman of the Board following Robert Isom’s appointment as CEO of the Company, retired from the Board on April 30, 2023.

•  The election of four new directors from 2020 to 2022: Doug Steenland (2020), Adriane Brown (2021), Greg Smith (2022) and Vicente Reynal (2022).

In addition, Jeffrey Benjamin will not stand for election at the Annual Meeting. Following this change, the average tenure of our director nominees is 6.1 years, with four of our ten independent director nominees having joined our Board in or following 2020, representing 40% of our independent director nominees. In addition, over 45% of our Board nominees are diverse based on gender or ethnicity.

Voting Matters and Board Recommendations

Matter	Board Recommendation	Page
1. Election of directors	FOR each Director Nominee	6
2. Ratification of public accounting firm	FOR	19
3. A proposal to approve, on a non-binding, advisory basis, executive compensation	FOR	21
4. A proposal to amend our Certificate of Incorporation to allow future amendments to the Bylaws by our stockholders by simple majority vote	FOR	23
5. A proposal to amend our Certificate of Incorporation to allow all other provisions of the Certificate of Incorporation to be amended in the future by simple majority vote	FOR	24
6. Advisory vote on a stockholder proposal	AGAINST	25

iii

2024 Proxy Statement

2024 Director Nominees (Proposal 1)

Our director nominees have demonstrated their commitment to diligently execute their fiduciary duties on behalf of our stockholders, and we recommend that our stockholders elect each of the nominees shown in the chart below at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGPRC	FC	SC

Adriane M. Brown	65	2021	Managing Partner at Flying Fish Partners; former President and Chief Operating Officer at Intellectual Ventures Management; former President and Chief Executive Officer of Honeywell Transportation Systems	✓	M				C

John T. Cahill	66	2013	Vice Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group and of The Pepsi Bottling Group	✓	M			M

Michael J. Embler	60	2013	Private investor; former Chief Investment Officer of Franklin Mutual Advisers	✓				M	M

Matthew J. Hart	72	2013	Former President and Chief Operating Officer of Hilton Hotels; former Chief Financial Officer of Hilton Hotels	✓	C				M

Robert D. Isom CEO	60	2022	Chief Executive Officer and President of American Airlines Group Inc. and American Airlines, Inc.	✖

Susan D. Kronick	72	2015	Former Operating Partner at Marvin Traub Associates; former Vice Chairman of Macy’s	✓			M		M

Martin H. Nesbitt	61	2015	Co-Chief Executive Officer of The Vistria Group; former President and Chief Executive Officer of PRG Parking Management	✓	M		C

Denise M. O’Leary	66	2013	Private venture capital investor; former General Partner at Menlo Ventures	✓		C		M

Vicente Reynal	49	2022	Chairman, Chief Executive Officer and President of Ingersoll Rand	✓		M	M

Gregory D. Smith Independent Chairman	57	2022	Former Executive Vice President and Chief Financial Officer of The Boeing Company	✓

Douglas M. Steenland	72	2020	Senior Advisor to The Blackstone Group; Former President and Chief Executive Officer of Northwest Airlines Corporation	✓		M		C

AC = Audit Committee	FC = Finance Committee
CC = Compensation Committee	M = Member
CGPRC = Corporate Governance and Public Responsibility Committee SC = Safety Committee	C = Committee Chair

The Board unanimously recommends that the stockholders vote “FOR” each of the nominees shown in the chart above.

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2024 Proxy Statement

Ratification of Appointment of KPMG LLP (Proposal 2)

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2024 be submitted to our stockholders for ratification at the Annual Meeting. KPMG is well qualified to act as our independent registered public accounting firm and has a deep understanding of our operations and accounting practices. The Audit Committee considered the qualifications, performance, and independence of KPMG, the quality of its discussions with KPMG, and the fees charged by KPMG for the level and quality of services provided during 2023, and determined that the reappointment of KPMG is in the best interest of the Company and its stockholders.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG.

Approval of Executive Compensation (Proposal 3)

Our executive compensation program is heavily performance-based and directly linked with our established goals of delivering record operational results, continuing to close our margin gap with our largest competitors, and reducing total debt by $15 billion by the end of 2025. Our 2023 long-term incentive program (“LTIP”) incorporated both performance- and time-vesting components, with half of the target value consisting of the performance-vesting component. The performance-vesting component is tied to attainment of total debt reduction (50% weighting) and relative pre-tax income margin improvement versus our industry peers (50% weighting). The performance-vesting component of the 2023 LTIP will be earned, if at all, following the completion of a three-year performance period. The 2023 performance-based short-term incentive program (“STIP”) was designed to align management with our goals to run a reliable operation and to return to profitability as we emerged from the COVID-19 pandemic while building on our momentum on diversity, equity and inclusion. As more fully described under the “Compensation Discussion and Analysis” section, in making 2023 compensation decisions, the Compensation Committee continued to consider concerns related to the need to retain and create appropriate incentives for our management team against the backdrop of significant reductions in compensation during the pandemic.

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2024 Proxy Statement

We are committed to effective compensation governance, as demonstrated by the following compensation policies and practices:

What We Do	What We Do NOT Do

✓  91% of CEO’s Annual Target Compensation is At-Risk and 74% is in the form of Long-term Equity Incentives that foster alignment with stockholders.

✓  Link Pay to Performance with performance goals tied to improving the reliability, profitability and accountability of our operations to create long-term stockholder value.

✓  Performance-Based Long-term Equity Incentives with a Three-year Performance Period to promote long-term focus.

✓  Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensa tion  matters.

✓  Robust Stock Ownership Guidelines that align our executive officers’ long-term interests with those of our stockholders.

✓  Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk.

✓  Minimum Vesting Requirements. Subject to limited exceptions, no awards granted under our equity plan may vest until the first anniversary of the date of grant.

✓  Clawback Policy that mandates recoupment of erroneously awarded incentive compensation to executive officers on accounting restatement consistent with SEC and Nasdaq requirements and goes beyond by providing the Compensation Committee with discretion to recover additional compensation paid under the Company’s STIP, LTIP and other equity incentive awards based on circumstances.

✓  Extensive Stockholder Engagement to solicit investor feedback on our compensation program.

✖  No Guaranteed Bonuses. Our executive officers’ bonuses are 100% performance-based.

✖  No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

✖  No Hedging or Pledging of our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

✖  No Excise Tax Gross-Ups. We do not provide gross ups on excise taxes in connection with a change in control.

✖  No Excessive Perquisites. Perquisites and other personal benefits are in line with industry standards.

✖  No Payouts of Dividends on Unvested Awards. Unless and until an award’s vesting conditions are satisfied, no dividends or dividend equivalents accrued on the award are paid.

✖  No Repricing of Awards Without Stockholder Approval. Under our equity plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

The Board unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

vi

2024 Proxy Statement

Approval of an Amendment to Our Certificate of Incorporation Regarding Future Bylaw Amendments (Proposal 4)

At our 2023 annual meeting of stockholders, our stockholders passed a stockholder-sponsored proposal requesting that the Board take the steps necessary to eliminate each stockholder voting requirement in our Certificate of Incorporation that calls for a greater than simple majority vote.

In response to this request, and after carefully considering the advantages and disadvantages of maintaining the supermajority voting provisions in our Certificate of Incorporation, the Board has determined that it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to eliminate the supermajority voting requirement for amendments to the Bylaws by our stockholders (the “Bylaw Voting Threshold Amendment”).

The Board unanimously recommends that the stockholders vote “FOR” the approval of the proposal to amend our Certificate of Incorporation to allow our Bylaws to be amended by our stockholders by simple majority vote.

Approval of an Amendment to Our Certificate of Incorporation Regarding Other Future Charter Amendments (Proposal 5)

In response to shareholder action at our 2023 annual meeting of stockholders, and after carefully considering the advantages and disadvantages of maintaining the supermajority voting provisions in our Certificate of Incorporation, the Board has determined that it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to eliminate the supermajority voting provisions (the “Supermajority Elimination Amendment”).

The Board unanimously recommends that the stockholders vote “FOR” the approval of the proposal to amend our Certificate of Incorporation to allow all other provisions of the Certificate of Incorporation to be amended by simple majority vote.

Advisory Vote on a Stockholder Proposal (Proposal 6)

The Treasurer for the State of Illinois, as Trustee of the Bright Start College Savings Trust, has informed the Company that it intends to present a proposal at our Annual Meeting. The address of the stockholder and the number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. If the stockholder (or their “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented under Proposal 6 as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board’s Statement in Opposition, which follows the stockholder proposal under Proposal 6, the Board unanimously urges stockholders to vote “AGAINST” the stockholder proposal.

vii

2024 Proxy Statement

2024 Proxy Statement

THE MEETING

Purpose, Date and Time

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and any adjournments or postponements of that meeting. When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” or “American” refer to American Airlines Group Inc. (“AAG”) and its consolidated subsidiaries.

The Annual Meeting will be held in a virtual format via live audio webcast on Wednesday, June 5, 2024, at 9:00 a.m., Central Time, for the purposes described in the accompanying Notice of Annual Meeting. Stockholders can register to attend the meeting via the Internet at www.proxydocs.com/AAL by using the control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompanied your proxy materials.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice of Internet Availability of Proxy Materials and posting the proxy materials at www.proxydocs.com/AAL, is April  , 2024.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 9, 2024 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 656,045,635 shares of our Common Stock outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact our Corporate Secretary at Corporate.Secretary@aa.com if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the virtual Annual Meeting for examination by any stockholder.

Your vote is very important. You are encouraged to vote as soon as possible.

Virtual Stockholder Meeting

The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will also attend the meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Central Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. Stockholders can register to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompanied your proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than Wednesday, May 29, 2024, so that you can be provided with a control number and gain access to the meeting. Once registered, stockholders will receive an e-mail with a unique link, and instructions on how to attend the meeting one hour prior to the start of the meeting.

Submitting questions at the virtual Annual Meeting. Our stockholders will be able to submit questions during the Annual Meeting by registering to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompanied the proxy materials.

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2024 Proxy Statement

As part of the Annual Meeting, and as time permits, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“2024 Annual Meeting of Stockholders Q&A.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder.

The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/AAL approximately two weeks prior to the Annual Meeting.

Access to the Live Webcast of the Annual Meeting

The live audio webcast of the virtual Annual Meeting will be available to not only our stockholders, but also our team members and other constituents. In order to attend the virtual Annual Meeting, all stockholders and other guests will need to register at www.proxydocs.com/AAL.

A replay of the meeting will be made publicly available for two weeks after the meeting at the same website.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Quorum

The presence, in person or by proxy, of the holders of a majority in voting power of the Common stock issued and outstanding and entitled to vote at a meeting of stockholders, is necessary to constitute a quorum at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting.

Vote Required to Approve Each Proposal

With respect to Proposal 1 (Election of Directors), each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee. We presently believe that brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes (as defined below under “How to Vote Your Shares”) are not considered votes cast “FOR” or “AGAINST” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his or her resignation to the Board in accordance with our Corporate Governance Guidelines (the “Governance Guidelines”). Within approximately 90 days after certification of the election results of the stockholder vote, our CGPR Committee (or such other committee as directed by the Board) will make a recommendation to our Board and the Board will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote to Approve Executive Compensation) and Proposal 6 (Advisory Vote on a Stockholder Proposal), will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against each proposal.

Approval of Proposal 4 (Amendment to our Certificate of Incorporation to Allow Our Bylaws to be Amended by our Stockholders by Simple Majority Vote) will require the affirmative vote of the holders of at least 80% of all shares outstanding and entitled to vote for the election of directors as of the Record Date. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against Proposal 4.

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2024 Proxy Statement

Approval of Proposal 5 (Amendment to our Certificate of Incorporation to Allow all Other Provisions of the Certificate of Incorporation to be Amended by Simple Majority Vote) will require the affirmative vote of the holders of at least two-thirds of all shares outstanding and entitled to vote for the election of directors as of the Record Date. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against Proposal 5.

Broker non-votes will have no effect on the outcome of Proposals 1, 3 and 6, and will have the same effect as a vote “AGAINST” Proposals 4 and 5. We presently believe that brokers will have discretionary authority to vote on Proposal 2 and, as such, broker non-votes are not expected on Proposal 2.

How to Vote Your Shares

If you are a stockholder of record, you may vote your shares:

•	over the Internet at www.proxydocs.com/AAL prior to the day of the virtual Annual Meeting (and during the virtual Annual Meeting by registering at www.proxydocs.com/AAL); or

•	by telephone using the toll-free number 1-866-570-3320 prior to the day of the virtual Annual Meeting; or

•	by filling out, signing and dating your proxy card and mailing it in the prepaid envelope.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the Annual Meeting. We encourage you to vote in advance by telephone, over the Internet or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. If you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We presently believe that Proposal 2 is routine and that Proposals 1, 3, 4, 5 and 6 are non-discretionary.

Most brokers offer the ability for stockholders to submit voting instructions over the Internet, by telephone or by mail by completing a voting instruction card after you have read these proxy materials. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the Annual Meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance over the Internet, by telephone or by mail will not prevent you from voting at the virtual Annual Meeting.

If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. As noted in “Vote Required to Approve Each Proposal” above, broker non-votes will have no effect on the outcome of Proposals 1, 3 and 6, and will have the same effect as a vote “AGAINST” Proposals 4 and 5. We presently believe that brokers will have discretionary authority to vote on Proposal 2 and, as such, broker non-votes are not expected on Proposal 2.

Revoking or Changing Your Vote

Stockholders may revoke or change their votes at any time before exercise at the Annual Meeting by the following methods (your last instruction received by us will be counted):

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155 (by mail or overnight delivery);

•	executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;

•	voting over the Internet or by telephone prior to the time the voting facilities close; or

•	logging onto and voting at the virtual Annual Meeting.

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2024 Proxy Statement

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the Annual Meeting.

Authority of Proxies

All proper votes received by us by 11:59 p.m., Eastern Time, on Tuesday, June 4, 2024, and not revoked will be voted at the Annual Meeting in accordance with the directions noted. In the absence of instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of executive compensation as disclosed in this Proxy Statement, “FOR” the approval of an amendment to our Certificate of Incorporation to allow our Bylaws to be amended by our stockholders by simple majority vote, “FOR” the approval of an amendment to our Certificate of Incorporation to allow all other provisions of our Certificate of Incorporation to be amended by simple majority vote and “AGAINST” the stockholder proposal.

If any other matters properly come before the Annual Meeting, the persons named as proxies on the proxy card will vote upon those matters according to their judgment. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Solicitation of Votes

In addition to soliciting votes through the mail, we may solicit votes through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election

All votes at the Annual Meeting will be counted by Mediant, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxydocs.com/AAL prior to and during the Annual Meeting.

Electronic Delivery of Proxy Materials

In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2023), we encourage you to sign up for electronic delivery of the Notice of Internet Availability of Proxy Materials using the instructions described below. Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by e-mail. If your shares are registered directly in your name with our stock registrar and transfer agent, Equiniti Trust Company, LLC, you can make this election by going to equiniti.com/us/ast-access, (1) clicking on “Login” under the heading “Individuals”, (2) clicking on Shareholder Central, (3) entering the information required to gain access to your account and (4) clicking e-Consent. You may also make this election by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice of Internet Availability of Proxy Materials,” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer.

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2024 Proxy Statement

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Corporate Secretary at the address provided on page 3 of this Proxy Statement if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials to any stockholder residing at an address to which only one copy was mailed.

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2024 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors

Upon the recommendation of the CGPR Committee, the Board has nominated the 11 director candidates listed below under the section “Director Nominees.” Each nominee is currently a director of the Company.

The authorized number of directors is currently set at 12 and the Board currently consists of 12 members. Mr. Benjamin will not stand for re-election at the Annual Meeting. The Board has approved reducing the authorized number of directors to 11 effective as of the Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to elect each director of the Company listed below under the section “Director Nominees” for a one-year term expiring at the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

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2024 Proxy Statement

Director Nominees

Information regarding our director nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below. The categories of key skills are:

There are no family relationships among the directors and our executive officers.

Independent Director Since: 2021 Committees: Audit, Safety (Chair) Key Skills and Experience:

Adriane Brown

Select Business Experience:

•  Managing Partner of Flying Fish Partners, a technology-based venture capital firm (2018-Present)

•  President and Chief Operating Officer of Intellectual Ventures Management, LLC, a private equity firm (2010-2017)

•  Various roles, including President and Chief Executive Officer of Honeywell Transportation Systems, at Honeywell International Inc., a manufacturing company (1999-2010)

•  Various roles, most recently Vice President and General Manager of Environmental Products, at Corning Incorporated, a materials manufacturing company (1980-1999)

Current Public Company Directorships:

•  KKR & Co. Inc., a global investment company (2021-Present)

•  Axon Enterprise, Inc., a law-enforcement technology company (2020-Present)

•  eBay Inc., an e-commerce marketplace company (2017-Present)

Past Public Company Directorships:

•  Allergan plc (2017-2020)

•  Raytheon Company (2018-2020)

•  Harman International (2013-2017)

Other Leadership Experience and Service:

Member of the board of directors of the International Women’s Forum; former member of the board of directors of the Washington Research Foundation/WRF Capital.

Key Experience/Director Qualifications:

Financial expertise, risk management experience, extensive experience as a senior operating executive for segments of large global public companies, including industrial and manufacturing companies, investment experience in technologies and service as a public company director.

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2024 Proxy Statement

Independent Director Since: 2013 Committees: Audit; Finance Key Skills and Experience:

John Cahill

Select Business Experience:

•  Vice Chairman of The Kraft Heinz Company (“Kraft Heinz”), a food and beverage company (2015-Present)

•  Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), until its merger with H.J. Heinz Company (2014-2015)

•  Non-Executive Chairman of Kraft Foods Group (March 2014-December 2014)

•  Executive Chairman of Kraft Foods Group (2012-2014)

•  Executive Chairman, North American Grocery of Kraft Foods, Inc., the former parent of Kraft Foods Group (January 2012-December 2012)

Current Public Company Directorships:

•  Kraft Heinz, a food and beverage company (2015-Present)

•  Colgate-Palmolive Company, a consumer products company (2005-Present)

Past Public Company Directorships:

•  Kraft Foods Group (2012-2015)

•  Legg Mason, Inc. (2009-2014)

•  The Pepsi Bottling Group, Inc. (1999-2007)

•  Frontier Holdings, Inc. (1984-1985)

Other Leadership Experience and Service:

Former Industrial Partner at Ripplewood Holdings LLC; spent nine years with The Pepsi Bottling Group, Inc., culminating in the position of Chairman and Chief Executive Officer; and worked at PepsiCo, Inc. for nine years in a variety of leadership positions.

Key Experience/Director Qualifications:

Leadership and operations experience in executive leadership roles at global public companies, as well as airline experience, investment, accounting and financial expertise, experience in consumer products industries and public company board and corporate governance experience.

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2024 Proxy Statement

Independent Director Since: 2013 Committees: Finance; Safety Key Skills and Experience:

Mike Embler

Select Business Experience:

•  Chief Investment Officer of Franklin Mutual Advisers, LLC (“Franklin Mutual Advisers”), an asset management company (2005-2009)

•  Head of Franklin Mutual Advisers’ Distressed Investment Group (2001-2005)

Current Public Company Directorships:

•  NMI Holdings, Inc., a mortgage insurance provider (2012-Present)

•  Ventas, Inc., a healthcare REIT (2022- Present)

Past Public Company Directorships:

•  Taubman Centers, Inc., a shopping mall REIT (2018-2020)

•  CIT Group Inc. (2009-2016)

•  Dynegy Inc. (2011-2012)

•  AboveNet Inc. (2003-2012)

•  Kindred Healthcare Inc. (2001-2008)

Other Leadership Experience and Service:

Worked at Nomura Holding America Inc. for almost a decade in positions of increasing responsibility culminating in the position of Managing Director; former member of the board of trustees of The Mohonk Preserve; and holds certificates in Cyber Risk Oversight (National Association of Corporate Directors) and Environmental Conservation and Sustainability (Earth Institute Center for Environmental Sustainability).

Key Experience/Director Qualifications:

Experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor, success as an investor and service as a director of global public and private companies.

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2024 Proxy Statement

Independent Director Since: 2013 Committees: Audit (Chair); Safety Key Skills and Experience:

Matt Hart

Select Business Experience:

•  President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, until its acquisition by a private equity firm (2004-2007)

•  Executive Vice President and Chief Financial Officer of Hilton (1996-2004)

Current Public Company Directorships:

•  AMH (formerly American Homes 4 Rent), a REIT (2012-Present)

•  Air Lease Corporation, an aircraft leasing company (2010-Present)

Past Public Company Directorships:

•  B. Riley Financial, Inc. (2009-2015)

•  US Airways Group, Inc. (2006-2013)

•  Kilroy Realty Corporation (1997-2008)

•  America West Holdings Corporation (2004-2005)

Other Leadership Experience and Service:

Former Senior Vice President and Treasurer of The Walt Disney Company; former Executive Vice President and Chief Financial Officer of Host Marriott Corp.; member of the Advisory Board of INTELITY, Inc.; and member of the board of directors of Heal the Bay and Conrad N. Hilton Foundation.

Key Experience/Director Qualifications:

Financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large global public companies, including companies in the consumer travel industry, investment and mergers and acquisitions experience, service as a public company director and airline experience.

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2024 Proxy Statement

Chief Executive Officer Director Since: 2022 Key Skills and Experience:

Robert Isom

Select Business Experience:

•  Chief Executive Officer of AAG and American (2022-Present)

•  President of AAG and American (2016-Present)

•  Executive Vice President and Chief Operating Officer of AAG and American (2013-2016)

•  Executive Vice President and Chief Operating Officer of US Airways Group, Inc. and US Airways, Inc. (2007-2013)

Current Public Company Directorships:

•  AAG (2022-Present)

Past Public Company Directorships:

•  Pinnacle Airlines Corporation (2003-2005)

Other Leadership Experience and Service:

Prior to joining US Airways, Mr. Isom held senior executive finance, commercial, operations, strategy and international roles at GMAC, LLC, Northwest Airlines and America West Airlines. He started his career at The Procter & Gamble Company. Mr. Isom serves as a board member of Airlines for America and as a member of the oneworld Governing Board, as well as a member of the Fort Worth Economic Development Partnership Board and the Civic Committee of the Commercial Club of Chicago.

Key Experience/Director Qualifications:

Financial, airline, marketing, human resources and labor relations experience, as well as nearly 30 years of experience in the airline industry; over 20 years of experience as an airline senior executive; and safety, sustainability and risk management experience.

Independent Director Since: 2015 Committees: CGPR; Safety Key Skills and Experience:

Sue Kronick

Select Business Experience:

•  Operating Partner at Marvin Traub Associates, a New York based retail consulting firm (2012-2022)

•  Vice Chairman of Macy’s, Inc. (“Macy’s”), owner of Macy’s and Bloomingdales retail department stores (2003-2010)

•  Group President, Regional Department Stores of Macy’s (2001-2003)

•  Chairman and Chief Executive Officer of Burdines/Macy’s Florida (1997-2001)

Current Public Company Directorships:

•  Hyatt Hotels Corporation, a hospitality company (2009-Present)

Past Public Company Directorships:

•  The Pepsi Bottling Group, Inc. (1999-2010)

Other Leadership Experience and Service:

Member of the board of directors of the John S. and James L. Knight Foundation and the Miami City Ballet.

Key Experience/Director Qualifications:

Financial, marketing and operational expertise, as well as experience serving as a global public company director and building industry leading brands as a result of the various executive management positions held with Macy’s.

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2024 Proxy Statement

Independent Director Since: 2015 Committees: Audit; CGPR (Chair) Key Skills and Experience:

Marty Nesbitt

Select Business Experience:

•  Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm (2013-Present)

•  President and Chief Executive Officer of PRG Parking Management (PRG), an owner and operator of off-airport parking facilities (1996-2012)

Current Public Company Directorships:

•  Chewy, Inc., an online retailer for pet needs (2020-Present)

•  Center Point Energy, Inc., a public utility company (2018-Present)

Past Public Company Directorships:

•  Jones Lang LaSalle Incorporated, a public commercial real estate company (2011-2021)

•  Pebblebrook Hotel Trust (2009-2010)

•  Norfolk Southern Corporation (2013-2018)

Other Leadership Experience and Service:

Former member of the board of directors of PRG; former officer of the Pritzker Realty Group, L.P.; former Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations of Jones Lang LaSalle Incorporated; Trustee of Chicago’s Museum of Contemporary Art; and Chairman of the Barack Obama Foundation.

Key Experience/Director Qualifications:

Executive leadership, operational, financial and investment experience, as well as global public company board experience.

Independent Director Since: 2013 Committees: Compensation (Chair); Finance Key Skills and Experience:

Denise O’Leary

Select Business Experience:

•  Private venture capital investor (1997-Present)

•  Partner (1987-1996) and associate (1983-1987) at Menlo Ventures, a venture capital firm

Current Public Company Directorships:

•  Medtronic plc, a medical technology company (2000-Present)

Past Public Company Directorships:

•  Calpine Corporation (2009-2018)

•  US Airways Group, Inc. (2005-2013)

•  Chiron Corporation (2002-2006)

•  America West Holdings Corporation (1998-2005)

Other Leadership Experience and Service:

Chair Emerita of the board of trustees of the University of Denver; member of the Board of Regents of the Smithsonian Institution; and former member of the boards of directors of the following private entities: International Environmental Standards, Galvanize, Inc., the Bonfils-Stanton Foundation, Lucile Packard Children’s Hospital, Stanford Hospital & Clinics, Smithsonian National Board, the Denver Foundation, the Corporation for Supportive Housing, Connect for Health Colorado and the University of Colorado Hospital Authority.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, financial expertise, experience in the oversight of risk management, human resources expertise, extensive service as a global public company director, success as an investor and airline industry expertise.

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2024 Proxy Statement

Independent Director Since: 2022 Committees: Compensation; CGPR Key Skills and Experience:

Vicente Reynal

Select Business Experience:

•  Chairman of the board of directors of Ingersoll Rand Inc. (“Ingersoll”) (2021-Present)

•  Chief Executive Officer and President of Ingersoll (2020-Present)

•  Chief Executive Officer and President of Gardner Denver Inc. (“Gardner Denver”) (2017-2020)

•  President, Chief Executive Officer—Industrials Segment of Gardner Denver (2015-2016)

•  Various roles, including Group President at Danaher Corporation, a design and manufacturing company (2004-2015)

•  Vice President Global Operations and Supply Chain at Thermo Fisher Scientific Inc., a scientific instrumentation company (2002-2004)

•  Business Unit Manager, Aerospace Aftermarket at Honeywell Transportation Systems, a manufacturing company (1998-2002)

Current Public Company Directorships:

•  Ingersoll Rand Inc., an industrial manufacturing company (2020-Present)

Past Public Company Directorships:

•  Gardner Denver Inc. (2017-2020)

Other Leadership Experience and Service:

Member of the board of directors of Ownership Works.

Key Experience/Director Qualifications:

Executive leadership experience in the industrial, energy and medical industries, extensive strategic, operational and general management experience, as well as experience serving as a public company director.

Independent Chairman of the Board Director Since: 2022 Key Skills and Experience:

Greg Smith

Select Business Experience:

•  Chief Financial Officer and Executive Vice President of Enterprise Operations of The Boeing Company (“Boeing”) (2020-2021; 2012-2021); Interim Chief Executive Officer of Boeing (2019-2020); Vice President of Finance and Corporate Controller of Boeing (2010-2012); and Vice President of Financial Planning and Analysis of Boeing (2008-2010)

•  Vice President of Investor Relations of Raytheon Company (2004-2008)

Current Public Company Directorships:

•  Intel Corporation, a technology company (2017-Present)

Other Leadership Experience and Service:

Member of the boards of directors of the Lurie Children’s Hospital Foundation, Northwestern Memorial Healthcare and Sierra Nevada Space.

Key Experience/Director Qualifications:

Financial expertise and extensive experience as a senior executive for a large global public company, risk management experience, extensive industry experience as executive officer of airplane manufacturer, extensive experience as a global business leader, with experience in regulatory affairs, as well as experience serving as a public company director.

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2024 Proxy Statement

Independent Director Since: 2020 Committees: Compensation; Finance (Chair) Key Skills and Experience:

Doug Steenland

Select Business Experience:

•  Senior Advisor to The Blackstone Group L.P. (2009-Present)

•  Chief Executive Officer of Northwest Airlines Corporation (2004-2008)

•  President of Northwest Airlines Corporation (2001-2004)

•  Senior Partner of law firm that is now DLA Piper LLP (1984-1991)

Current Public Company Directorships:

•  Hilton Worldwide Holdings, Inc., a hotel management company (2010-Present)

Past Public Company Directorships:

•  American International Group, Inc., an insurance company (2009-2023)

•  London Stock Exchange Group (2021-2023)

•  Performance Food Group (2012-2019)

•  Travelport LLC (2012-2019)

Other Leadership Experience and Service:

Member of the board of trustees of the Brookings Institute, board of directors of the Middle East Investment Initiative and board of visitors of the Duke University Fuqua Business School; former Chairman of the Air Transport Association.

Key Experience/Director Qualifications:

Former airline president and CEO, extensive experience as a global business leader, with experience in finance, safety, restructuring and regulatory affairs, as well as experience serving as a public company director.

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2024 Proxy Statement

BOARD COMPOSITION

How We Build a Board that is Right for American Airlines

Each of the 11 current nominees for director recommended for election at the Annual Meeting is a current member of the Board. The effectiveness of the Board and the recruitment of directors are overseen by the CGPR Committee. In evaluating candidates for director, the CGPR Committee considers the qualifications described below. Based on its evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the CGPR Committee determined to recommend each nominee for election. The CGPR Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the CGPR Committee proposes for nomination of existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional judgment, have proven leadership skills, as well as the requisite skills necessary to advance our long-term strategic plan, are committed to our success and have the ability to work effectively with the Company’s Chief Executive Officer and other members of the Board. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Governance Guidelines specify that it is the objective of the Board that it be composed of individuals who have, among other things, a diversity of skills, expertise and perspective, due to, among other things, age, gender, racial and ethnic diversity, appropriate for the business and operation of the Company. The Board currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The CGPR Committee and the Board believe that the Board is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, international and global operations, the airline, travel and transportation industry, finance, accounting, investment, risk management, customer service, marketing and consumer products, labor relations and human resources (including leadership assessment and diversity), safety, information technology, and sustainability. The CGPR Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Governance Guidelines also require that any directors who also serve as chief executive officers of public companies should not serve on more than two boards of public companies other than the Company’s Board, and other directors should not serve on more than four boards of public companies, other than the Company’s Board.

In accordance with applicable listing standards of The Nasdaq Stock Market (“Nasdaq”), the Board confirms that at least a majority of the Board is independent in accordance with the Nasdaq definition of independence and that the members of the Board, as a group, maintain the requisite qualifications under applicable Nasdaq listing standards for service on the Audit, Compensation and CGPR Committees.

Board Refreshment and Succession Planning

The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new viewpoints and perspectives are regularly considered. The Board and CGPR Committee regularly evaluate the composition of the Board and its committees in an effort to develop a long-term succession plan for the Board and its leadership. The Company’s Governance Guidelines do not provide for an absolute limit on the length of time that a director may serve, but the CGPR Committee and the Board consider the overall tenure of the Board during succession planning discussions and director nomination decisions. The Governance Guidelines also state that the retirement age for non-employee directors is 75. No individual is eligible for election to the Board after his or her 75th birthday. A special thank you to Jeffrey Benjamin, who will not be standing for re-election at the Annual Meeting, for his dedication to the Company and his extensive contributions during his service on our Board.

The active work of our CGPR Committee to add engaged and dynamic leaders to our Board has resulted in four of our ten independent director nominees having joined our Board in or following 2020, representing 40% of our independent director nominees. With these additions, and the retirement of Mr. Benjamin, the average tenure of our director nominees is 6.1 years. Additional biographical information on each nominee is set out above beginning on page 7.

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2024 Proxy Statement

In addition, as a culmination of the Board’s CEO succession planning over several years, in December 2021, we announced that Robert Isom would succeed Doug Parker as the CEO of the Company and be appointed as a member of our Board effective March 31, 2022. As part of this plan, the Board determined that it was important to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership. This allowed Mr. Isom to focus on executing on our strategy and operations, and Mr. Parker to devote his time and attention to matters of Board oversight and governance and providing continued advisory support to the management team throughout the transition.

In February 2023, following the successful transition of our CEO role, we announced that Mr. Parker would retire from our Board on April 30, 2023 and Greg Smith would serve as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to continue to focus on executing on our strategy and operations, and our Independent Chairman can devote time and attention to matters of Board oversight and governance.

Board Diversity and Tenure

The CGPR Committee recognizes the benefits of diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business, gender and racial backgrounds. Over 45% of our Board nominees are diverse based on gender or ethnicity.

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2024 Proxy Statement

The demographic information presented below is as of the date of this Proxy Statement and is based on voluntary self-identification by each nominee. Additional biographical information on each nominee is set out above beginning on page 7.

RACE/ETHNICITY
African American or Black	●						●
Hispanic or Latinx									●
White		●	●	●	●	●		●		●	●
GENDER
Male		●	●	●	●		●		●	●	●
Female	●					●		●
BOARD TENURE
Years	3	10	10	10	2	8	8	10	1	2	3
Age	65	66	60	72	60	72	61	66	49	57	72

Stockholder Recommendations or Nominations of Director Candidates

The Board welcomes recommendations from its stockholders for director candidates that they believe meet the standards described above under “How We Build a Board that is Right for American Airlines.” We encourage stockholders with any such director candidate recommendations to contact us directly prior to going through the formal director nomination procedures described below. The CGPR Committee has a policy of considering candidates who are recommended by stockholders for membership to the Board in the same manner as candidates recommended by members of the Board.

Under our Bylaws, any stockholder wishing to nominate a director should submit in writing the candidate’s name, biographical information, business qualifications and other information required by the Bylaws, to Martin H. Nesbitt, Chair of the Corporate Governance and Public Responsibility Committee, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected, and must otherwise be in compliance with our Bylaws. The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2025 annual meeting of stockholders, notice must be delivered no sooner than February 5, 2025 and no later than March 7, 2025. All qualified submissions will be reviewed by the CGPR Committee at the next appropriate meeting.

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2024 Proxy Statement

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding Common Stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2025 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November  , 2024 and no later than the close of business on December  , 2024. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2025 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Any notice of director nomination other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise comply with our Bylaws. In connection with the 2025 annual meeting of stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

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2024 Proxy Statement

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee annually reviews the independent registered public accounting firm’s qualifications, performance, fees and independence. Following its review, our Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and our Board has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee believes it is important for the independent registered public accounting firm to maintain its objectivity and independence. In accordance with SEC rules and KPMG policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2024 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG, AAG’s independent registered public accounting firm for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2023 and 2022, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Audit Fees	4,525,000	4,300,000
Audit-Related Fees	1,605,000	1,220,000
Tax Fees	-	32,000
All Other Fees	-	23,000
Total	6,130,000	5,575,000

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2024 Proxy Statement

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended) and quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.

“Audit-Related Fees” are for professional services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards and attestation services.

“Tax Fees” for the fiscal year ended December 31, 2022 primarily include fees for professional services rendered in connection with tax compliance services. There were no fees that fall into the classification of “Tax Fees” for the fiscal year ended December 31, 2023.

“All Other Fees” for the fiscal year ended December 31, 2022 included conference registration fees. There were no fees that fall into the classification of “All Other Fees” for the fiscal year ended December 31, 2023.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he or she makes to the Audit Committee at its next meeting following such approval.

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PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, commonly known as a “say-on-pay” vote. The Board has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, we will bring these proposals to our stockholders annually and the next say-on-pay advisory vote will be held at the 2025 annual meeting of stockholders.

Our Compensation Committee and the Board believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their objectives, incentives and contributions with our corporate objectives and stockholder interests, as well as to be flexible and complementary to meet our compensation objectives. At the 2023 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers with an approval representing approximately 96% of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal.

Our executive compensation program is heavily performance-based and directly linked with our established goals of delivering record operational results, continuing to close our margin gap with our largest competitors, and reducing total debt by $15 billion by the end of 2025. Our 2023 LTIP incorporated both performance- and time-vesting components, with half of the target value consisting of the performance-vesting component. The performance-vesting component is tied to attainment of total debt reduction (50% weighting) and relative pre-tax income margin improvement versus our industry peers (50% weighting). The performance-vesting component of the 2023 LTIP will be earned, if at all, following the completion of a three-year performance period. The 2023 performance-based STIP was designed to align management with our goals to run a reliable operation and to return to profitability as we emerged from the COVID-19 pandemic while building on our momentum on diversity, equity and inclusion. As more fully described under the “Compensation Discussion and Analysis” section, in making 2023 compensation decisions, the Compensation Committee continued to consider concerns related to the need to retain and create appropriate incentives for our management team against the backdrop of significant reductions in compensation during the pandemic.

A Continued Commitment to Good Compensation Governance Practices. Compensation packages for our executive officers are (i) established by our Compensation Committee that consists solely of independent directors, (ii) consistent with market and industry practice, and (iii) reasonable in light of our corporate and each individual executive’s performance.

Clawback Provisions. The Company’s clawback policy requires the recoupment of incentive compensation determined to be erroneously awarded to executive officers in the event of an accounting restatement but also continues to provide the Compensation Committee with broad discretion as to what actions may be taken based on the circumstances, including recovery of compensation paid under the Company’s STIP, LTIP and other equity incentive awards.

Robust Stock Ownership Guidelines. We maintain stock ownership guidelines that further align our executives’ long-term interests with those of our stockholders.

Mitigating Compensation Risk. We mitigate compensation risk by providing a compensation package that focuses on both short- and long-term goals and requires a substantial stock ownership commitment, which encourages our executives to focus on the Company’s success both during the immediate fiscal year and for the future.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 48.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This vote gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

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2024 Proxy Statement

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

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PROPOSAL 4—APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ALLOW OUR BYLAWS TO BE AMENDED IN THE FUTURE BY SIMPLE MAJORITY VOTE

At our 2023 annual meeting of stockholders, the stockholders voted on a stockholder-sponsored proposal requesting that the Board take the steps necessary to eliminate each stockholder voting requirement in our Certificate of Incorporation or Bylaws that calls for a greater than simple majority vote. The proposal passed with the support of a majority of the votes cast at the meeting.

The Board has carefully considered the advantages and disadvantages of maintaining the supermajority voting provisions in our Certificate of Incorporation, including the provision requiring the affirmative vote of the holders of at least 80% of the voting power of the shares outstanding and entitled to vote for the election of directors in order for our stockholders to amend our Bylaws. While this provision is designed to ensure that the interests of all stockholders are fully protected by requiring any amendments to our Bylaws to be supported by a significant portion of our stockholders, the Board recognizes that there are different perspectives on this matter and, after weighing these considerations, has determined that it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to eliminate the supermajority voting requirement for amendments to the Bylaws by our stockholders (the “Bylaw Voting Threshold Amendment”). The Board recommends that stockholders approve the Bylaw Voting Threshold Amendment.

This proposal is separate and independent from the Supermajority Elimination Amendment in Proposal 5 because the vote required to approve this proposal is different than that required to approve Proposal 5.

An affirmative vote of the holders of at least 80% of the voting power of the shares outstanding and entitled to vote for the election of directors as of the Record Date is required to adopt Proposal 4. If approved, this proposal would become effective upon the filing of a certificate of amendment setting forth the Bylaw Voting Threshold Amendment with the Secretary of State of Delaware, which we intend to do if, and promptly after, the required stockholder approval is obtained.

The Board has also approved an amendment to the Bylaws to remove the corresponding supermajority amendment threshold from the Bylaws, the effectiveness of which is subject to stockholder approval of the Bylaw Voting Threshold Amendment at the 2024 Annual Meeting of Stockholders and the filing of the certificate of amendment setting forth the Bylaw Voting Threshold Amendment. If the foregoing events occur, such amendment to the Bylaws will be effective immediately following the filing of the Bylaw Voting Threshold Amendment with the Secretary of State of Delaware.

The description in this Proposal of the Bylaw Voting Threshold Amendment to eliminate the supermajority voting requirement in the Certificate of Incorporation with respect to amendments to the Bylaws by our stockholders is qualified in its entirety by reference to the text of the Bylaw Voting Threshold Amendment, which is attached to this Proxy Statement as Appendix A.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the proposal to amend our Certificate of Incorporation to allow our Bylaws to be amended by simple majority vote.

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PROPOSAL 5—APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ALLOW ALL OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION TO BE AMENDED BY SIMPLE MAJORITY VOTE

At our 2023 annual meeting of stockholders, the stockholders voted on a stockholder-sponsored proposal requesting that the Board take the steps necessary to eliminate each stockholder voting requirement in our Certificate of Incorporation or Bylaws that calls for a greater than simple majority vote. The proposal passed with the support of a majority of the votes cast at the meeting.

The Board has carefully considered the advantages and disadvantages of maintaining the supermajority voting provisions in our Certificate of Incorporation, including the provisions requiring the affirmative vote of the holders of at least two-thirds of the voting power of the shares outstanding and entitled to vote for the election of directors in order for our stockholders to amend certain provisions of our Certificate of Incorporation (including, among other things, provisions related to the size and terms of our Board, vacancies on the Board, stockholder consents, special meetings of stockholders and the requirements to amend the Certificate of Incorporation). While the supermajority voting provisions are designed to ensure that the interests of all stockholders are fully protected by requiring any amendments to our Certificate of Incorporation to be supported by a significant portion of our stockholders, the Board recognizes that there are different perspectives on this matter and, after weighing these considerations, has determined that it is in the best interests of the Company and its stockholders to amend our Certificate of Incorporation to eliminate the supermajority voting provisions (the “Supermajority Elimination Amendment”). The Board recommends that stockholders approve the Supermajority Elimination Amendment.

This proposal is separate and independent from the Bylaw Voting Threshold Amendment in Proposal 4 because the vote required to approve this proposal is different than that required to approve Proposal 4.

An affirmative vote of the holders of at least two-thirds of the voting power of the shares outstanding and entitled to vote for the election of directors as of the Record Date is required to adopt Proposal 5. If approved, this proposal would become effective upon the filing of a certificate of amendment setting forth the Supermajority Elimination Amendment with the Secretary of State of Delaware, which we intend to do if, and promptly, after the required stockholder approval is obtained.

The description in this Proposal of the Supermajority Elimination Amendment to eliminate the supermajority provisions in the Certificate of Incorporation is qualified in its entirety by reference to the text of the Supermajority Elimination Amendment, which is attached to this Proxy Statement as Appendix A.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the proposal to amend our Certificate of Incorporation to allow all other provisions of the Certificate of Incorporation to be amended by simple majority vote.

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PROPOSAL 6—ADVISORY VOTE ON A STOCKHOLDER PROPOSAL

The Treasurer for the State of Illinois, as Trustee of the Bright Start College Savings Trust, has informed the Company of their intention to present the proposal set forth below at our Annual Meeting. The address of the stockholder and the number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. If the stockholder (or their “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with the federal securities laws, the stockholder proposal is presented below as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board’s Statement in Opposition, which follows the stockholder proposal, the Board unanimously urges stockholders to vote “AGAINST” the stockholder proposal.

Stockholder Proposal

Resolved: Shareholders of American Airlines Group Inc. (“American” or the “Company”) ask the Board of Directors to commission an independent, third-party audit of how effectively American is implementing its various environmental and social commitments, including its commitment to reduce greenhouse gas (“GHG”) emissions, and compliance with American’s Safety Policy and Human Rights Statement. The audit should identify whether there are areas of misalignment between those commitments and American’s actions and provide recommendations for promoting greater alignment. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information, should be made available on American’s website.

Supporting Statement

American’s operations have meaningful environmental and social impacts that present potentially material risks to investors. Accordingly, American has made several commitments designed to manage such impacts and mitigate exposures to associated financial, regulatory, reputational, and legal risks. While these commitments are important, evidence suggests there is a gap between policy creation and policy implementation.

For example, the Sustainability Accounting Standards Board (“SASB”) identifies GHG emissions as a material risk for airlines.1 While American has stated its commitment to the goals of the Paris Agreement and aims to reach net zero GHG emissions by 2050,2 there are concerns about American’s net zero plan. Fifteen percent of American’s net zero pathway involves the use of carbon offsets,3 which are plagued by findings of overstated benefits,4 lack of standardization, and conflicted third-party verifiers.5 American also committed to align its lobbying activities with Paris goals and to report on the lobbying alignment of its trade associations.6 No such assessment has yet been disclosed, making it difficult to assess how American is implementing its net zero commitment.

[1]	https://sasb.org/standards/materiality-finder/find/?industry%5B0%5D=TR-AL
[2]	https://www.aa.com/content/images/customer-service/about-us/corporate-governance/esg/aag-esg-report-2021.pdf at 7.
[3]	https://s202.q4cdn.com/986123435/files/images/esg/aa-sustainability-report-2022.pdf#page=12&zoom=100,60,514
[4]	https://www.science.org/doi/10.1126/science.ade3535; https://www.source-material.org/vercompanies-carbon-offsetting-claims-inflated-methodologies-flawed/
[5]	https://www.courthousenews.com/wp-content/uploads/2023/05/berrin-vs-delta.pdf
[6]	American Airlines - 2021 ESG Report (aa.com)

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SASB also identifies labor practices as a material issue for airlines.7 American’s Safety Policy states the objective is to “provide a safe and secure environment for our customers and our team members.”8 However, there are concerns about mounting workplace health and safety issues.

American reported that workplace injury rates rose by 22% from 2020 to 20229 without a credible explanation, amid numerous recent reports of safety incidents.10

According to the Safety Policy, “[b]eing accountable to each other means reporting hazards, threats, safety concerns, risks, and incidents immediately.”11 However, a 2023 OSHA whistleblower investigation found that American retaliated against flight attendants who reported that fuel fumes in aircraft cabins were causing illness.12

Finally, American’s Human Rights Statement commits the Company to respect the International Labour Organization’s core conventions and fundamental principles,13 which include freedom of association and the right to bargain collectively. Yet American recently threatened to discipline flight attendants for wearing shirts bearing union logos, prompting a union grievance.14

Although American’s environmental and social commitments are laudable, evidence suggests implementation of various commitments is uneven, undermining risk management. An independent audit would allow the Company and shareholders to better evaluate compliance with stated policies and management of potential risks.

The Board’s Statement in Opposition

The Board has considered this proposal and concluded that its adoption is unnecessary in light of American’s existing environmental and social disclosures, recent internal and external audits of those disclosures and robust oversight of our environmental and social practices and initiatives. We believe that it is not in the best interests of our stockholders to conduct a third-party audit, as requested by the proposal, that will divert limited corporate resources and potentially undermine our existing safety assurance programs. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Our annual Sustainability Report provides regular, measurable information regarding our environmental and safety efforts that holds us accountable for the success of this work.

We are committed to providing regular and transparent information to our stockholders about our sustainability initiatives, including our strategies, oversight mechanisms and results of our sustainability efforts. We release an annual Sustainability Report, available on our website1, in which we describe, among other things, our coordinated approach to addressing climate change and meeting our goal of net zero greenhouse gas (“GHG”) emissions by 2050. Our Sustainability Report annually states our goals and reports on our progress towards meeting those goals. In 2023, we took the additional step of engaging our independent accountant, KPMG LLP, to provide assurance on certain 2022 greenhouse gas emissions data, as disclosed in our 2022 Sustainability Report. We believe this annual public disclosure ensures public accountability as we work to address climate-related risks.

We are also committed to the safety and security of our customers and team members. Our annual Sustainability Report provides extensive disclosure regarding our Safety Management System (“SMS”), an organization-wide approach to identifying and managing risk that emphasizes safety management as a fundamental business process across our Company. Core to our SMS is maintaining and strengthening a culture where all team members and contractors are encouraged to ask questions and report safety hazards, concerns and incidents without fear of retaliation. The annual Sustainability Report also includes the disclosure of safety metrics, including the number of safety incidents, that allow

[7]	https://sasb.org/standards/materiality-finder/find/?industry%5B0%5D=TR-AL
[8]	https://www.aa.com/content/images/customer-service/about-us/corporate-governance/aag-commitment-to-safety.pdf
[9]	https://s202.q4cdn.com/986123435/files/images/esg/aa-sustainability-report-2022.pdf
[10]

https://www.nytimes.com/2023/10/05/health/heat-exposure-workers-osha.html; https://www.foxbusiness.com/economy/osha-fines-american-airlines-subsidiary-15k-after-worker-sucked-plane-engine-dies; https://www.washingtonpost.com/travel/2023/11/02/flight-attendants-toxic-uniforms-verdict/; https://www.politico.com/news/2023/09/05/sweltering-plane-cabins-are-travelers-newest-misery-00113720

[11]	https://www.aa.com/content/images/customer-service/about-us/corporate-governance/aag-commitment-to-safety.pdf
[12]	https://www.dol.gov/newsroom/releases/osha/osha20230104-1
[13]	https://www.aa.com/i18n/customer-service/about-us/human-rights-statement.jsp
[14]	https://www.paddleyourownkanoo.com/2023/10/18/lawyer-representing-american-airlines-flight-attendants-serves-company-with-cease-and-desist-and-threatens-to-sue-airline/
[1]	https://news.aa.com/esg/

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stockholders to track our progress and hold the Company accountable for our efforts. In 2022, we engaged our internal audit function to review the safety and other non-financial metrics disclosed in our Sustainability Report. That internal review resulted in a set of new, documented controls that are in place today.

Our governance is designed to ensure accountability for our management of environmental and safety risks and commitments.

The Board is responsible for the oversight of the Company’s ongoing assessment and management of material risks impacting our business. The CGPR Committee has primary responsibility for overseeing our environmental sustainability efforts, including our efforts to address climate change, and dedicates significant time to evaluating climate risks and opportunities. The CGPR Committee is also responsible for oversight of the Company’s implementation of our Human Rights Policy. At the management level, our CEO formally oversees our climate change strategy and works with our dedicated Vice President for Sustainability, as well as other team members, to direct the implementation of our climate change and related sustainability goals.

The Board’s Safety Committee oversees implementation of, and compliance with, our Safety Policies, as well as the Company’s culture related to safety. The Safety Committee is also charged with reviewing the Company’s safety management systems, including our approach to handling and response to safety incidents. The Safety Committee works with our CEO, Chief Operating Officer and Vice President for Safety to set safety expectations and oversee compliance with our Safety Policies.

Of particular relevance to the stockholder proposal, the Audit Committee of the Board reviewed the results of both the 2022 internal audit of the Company’s environmental and social disclosures and work by our independent accountant, KPMG LLP, in 2023 to provide assurance on certain 2022 GHG emissions.

We conduct regular audits and are audited by third parties with the goal of ensuring compliance with our safety standards.

On a regular and ongoing basis, we perform safety audits of our own operations and those of our contractors against the safety standards in our SMS. Our regular safety audits are based on the risk level inherent to the activities of each group, and we perform out-of-cycle audits when an incident occurs or we otherwise have evidence that there may be a gap in a specific activity leading to a possible safety concern.

Since launching our continuous Pilot Line Operations Safety Audit (“LOSA”) program in 2017, we have been sending highly trained pilot observers onto the flight deck to better understand how pilot practice reflects our expectations. We are also the only U.S. airline to implement a Cabin LOSA program, designed to help us keep the cabin safe for crew members and passengers. Observing our frontline team members in action and gathering safety-related data on environmental conditions, operational complexities and crew performance in real time provides us with valuable insights for enhancing safety and resilience.

The FAA oversees American’s safety program, including the wide range of audits we perform. They do this through ongoing surveillance and by participation in our regularly scheduled safety meeting. Also, on a biannual basis, American undergoes the International Air Transport Association’s Operational Safety Audit, which is an internationally recognized evaluation system designed to assess the operational management and control systems of an airline. And as a contractor for the U.S. Department of Defense (“DoD”), American is also subject to the DoD’s biannual operational safety audit.

We believe this interlocking and continuous system of audits, reviews of audit findings and development of mitigation plans is effective in detecting and reducing safety risks. Layering in an additional audit, as the proponent suggests, we believe is likely to cause confusion and introduce an ill-advised distraction from the vigilance that we exercise every day which is designed to oversee, assess and mitigate the risk in our operations.

We stand by our Human Rights Statement and respect the freedom of association of all employees.

We pride ourselves on conducting business in a socially responsible and ethical manner that is consistent with human rights principles. Our comprehensive Human Rights Statement, which is available on our website2, applies to all team members and contractors, employees of our wholly owned carriers and our suppliers and other business relationships.

[2]	https://www.aa.com/i18n/customer-service/about-us/human-rights-statement.jsp

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We continuously evaluate our operations and supply chain to identify, assess and address human rights risks and to engage key stakeholders. We are steadfast in our commitment to running every aspect of our business in a manner that respects fundamental human rights.

In light of our existing public commitment to sustainability, safety and human rights and our transparent and robust oversight of, and reporting on, our progress, our Board has determined that conducting a third-party audit is unnecessary, will only serve to divert time and resources away from furthering our goals, and is not in the best interests of the Company or its stockholders.

For these reasons, the Board of Directors unanimously urges stockholders to vote “AGAINST” the stockholder proposal.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of April 9, 2024, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 68 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class

Robert Isom Chief Executive Officer and Director	912,782	(2)	*

Steve Johnson Vice Chair and Chief Strategy Officer	754,777	(3)	*

Priya Aiyar Chief Legal Officer	264,039	(4)	*

Devon May Chief Financial Officer	151,153	(5)	*

Vasu Raja Chief Commercial Officer	83,510	(6)	*

Jeff Benjamin Director	111,818	(7)	*

Adriane Brown Director	28,411	(8)	*

John Cahill Director	186,818	(9)	*

Mike Embler Director	69,818	(10)	*

Matt Hart Director	76,424	(11)	*

Sue Kronick Director	52,583	(12)	*

Marty Nesbitt Director	52,583	(13)	*

Denise O’Leary Director	127,872	(14)	*

Vicente Reynal Director	19,008	(15)	*

Greg Smith Independent Chairman	37,094	(16)	*

Doug Steenland Director	29,736	(17)	*

All directors and executive officers as a group (17 persons)	3,214,569	(18)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

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(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes restricted stock units (“RSUs”) that vest within 60 days of April 9, 2024. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to RSUs that vest within 60 days of April 9, 2024, are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)	Includes 912,782 shares held directly. Excludes 2,324,740 unvested RSUs that will not vest within 60 days of April 9, 2024.

(3)	Includes 754,777 shares held directly. Excludes 813,910 unvested RSUs that will not vest within 60 days of April 9, 2024.

(4)

Includes 207,482 shares held directly and 56,557 shares underlying unvested RSUs that vest within 60 days of April 9, 2024. Excludes 421,737 unvested RSUs that will not vest within 60 days of April 9, 2024.

(5)

Includes 94,596 shares held directly and 56,557 shares underlying unvested RSUs that vest within 60 days of April 9, 2024. Excludes 396,215 unvested RSUs that will not vest within 60 days of April 9, 2024.

(6)

Includes 14,971 shares held directly and 68,539 shares underlying unvested RSUs that vest within 60 days of April 9, 2024. Excludes 439,798 unvested RSUs that will not vest within 60 days of April 9, 2024.

(7)

Includes 51,358 shares held directly, 50,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(8)	Includes 17,951 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(9)

Includes 150,806 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 25,552 shares held indirectly for the benefit of the Ladson Court Trust V and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(10)	Includes 59,358 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(11)	Includes 65,964 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(12)	Includes 42,123 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(13)	Includes 42,123 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(14)	Includes 117,412 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(15)	Includes 8,548 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(16)	Includes 12,547 shares held directly, 140 shares held indirectly for the benefit of Mr. Smith’s Family Trusts and 24,407 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(17)	Includes 19,276 shares held directly and 10,460 shares underlying unvested RSUs that vest within 60 days of April 9, 2024.

(18)

Includes 2,608,872 shares held directly, 50,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust, 150,806 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 25,552 shares held indirectly for the benefit of the Ladson Court Trust V, 140 shares held indirectly for the benefit of Mr. Smith’s Family Trusts and 379,199 shares underlying unvested RSUs that vest within 60 days of April 9, 2024, held by our executive officers and directors as a group. Excludes 4,913,295 shares underlying unvested RSUs held by our executive officers and directors as a group that will not vest within 60 days of April 9, 2024.

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2024 Proxy Statement

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 9, 2024 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	75,371,075	(a)	11.49%

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	38,064,291	(b)	5.80%

PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	37,047,931	(c)	5.65%

(a)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by The Vanguard Group on February 13, 2024. The Vanguard Group has shared voting power with respect to 549,305 of such shares, sole voting power with respect to no shares, sole dispositive power with respect to 73,451,867 of such shares and shared dispositive power with respect to 1,919,208 of such shares.

(b)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by BlackRock, Inc. on January 29, 2024. BlackRock, Inc. has sole dispositive power with respect to all of such shares, sole voting power with respect to 36,578,885 of such shares and shared voting power with respect to no shares.

(c)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by PRIMECAP Management Company on February 12, 2024. PRIMECAP Management Company has sole dispositive power with respect to all of such shares, sole voting power with respect to 36,350,486 of such shares and shared voting power with respect to no shares.

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2024 Proxy Statement

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Governance Overview

Maintaining leading governance practices is and has been a long-standing priority, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

Our Board has adopted the Governance Guidelines to facilitate our mission and to establish general principles and policies by which the Board manages its affairs. The Governance Guidelines are reviewed periodically by the CGPR Committee and are posted on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Board Leadership and Structure—Separate Chairman and CEO Roles

Pursuant to our Bylaws, the Board is responsible for filling the positions of Chairman and Chief Executive Officer, with the persons they deem qualified, as well as for removing and replacing such persons as and when the Board may deem necessary or appropriate. The Board periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

As a culmination of the Board’s CEO succession planning, in December 2021, we announced that Robert Isom would succeed Doug Parker as the CEO of the Company and be appointed as a director of AAG effective March 31, 2022. The Board determined that it was important to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership. Mr. Parker retired from the Board on April 30, 2023. Also in February 2023, we announced the appointment of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to focus on executing on our strategy and operations, and our Board Chairman, who is an independent director, can devote his time and attention to matters of Board oversight and governance. John Cahill served as the Lead Independent Director through the effective date of the election of Mr. Smith as our Independent Chairman.

Board Meetings

The Board conducts its business through meetings of the full Board and committees of the Board. The Board regularly meets in executive session with only independent directors of the Board present. Each Director is expected to attend all meetings of the Board and of each committee of which the Director is a member and the Company’s annual meeting of stockholders, except where unusual circumstances arise. During 2023, the Board held eight meetings, five of which included executive sessions comprised of only independent directors. In 2023, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served.

Committees

The Board has five standing, principal committees: the Audit Committee, the Compensation Committee, the CGPR Committee, the Finance Committee and the Safety Committee. The primary responsibilities, membership and meeting information for the committees of our Board during 2023 are summarized below. Copies of the charters of the Audit Committee, Compensation Committee, CGPR Committee and Safety Committee are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and Nasdaq listing standards. The Governance Guidelines define an “independent” director as one who:

•

is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	is not, and has not at any time during the past three years been, employed by the Company;

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•

has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities and (B) payments under non-discretionary charitable contribution matching programs;

•

is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;

•

is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

•	satisfies any additional requirements for independence promulgated from time to time by Nasdaq.

The Governance Guidelines also provide that the Board will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between the Company and a director. The CGPR Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the CGPR Committee and the Board undertake an annual review of director independence. Based on the CGPR Committee’s review in March 2024, the Board affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable Nasdaq listing standards, except for Mr. Isom, who serves as our Chief Executive Officer. Mr. Parker, who served as Chairman until April 30, 2023, was determined by the Board in 2023 as not an independent director, due to his prior service as our Chief Executive Officer.

The following types and categories of transactions, relationships and arrangements were considered by our Board in making its independence determinations in 2024. Excluded were ordinary course air transportation by corporations or other organizations where the director’s interest solely arises from such person’s position as a director or advisor to such other corporation or organization. All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations or grants involved an amount that exceeded the greater of 5% of the recipient entity’s revenues or $200,000.

Both of Ms. Kronick and Mr. Steenland served during 2023 or continues to serve as a member on the board of directors or an advisory board of companies or entities that engage, or whose affiliates engage, in ordinary course commercial transactions with AAG involving goods or services other than air transportation. Additionally, Mr. Reynal’s brother is an executive of a company that engages in ordinary course commercial transactions with AAG involving goods or services other than air transportation. The Board has concluded that these transactions and arrangements do not impair the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

The Board also considered Mr. Smith’s prior role as Chief Financial Officer of Boeing, which is one of our significant commercial partners. In light of the fact Mr. Smith retired from Boeing in July 2021, before his appointment as a director, and has no continuing role with Boeing, our Board determined that this past relationship does not impair his exercise of independent judgment in carrying out his responsibilities as a director.

Board Diversity and Tenure

Our Board believes that diversity is an important aspect of an effective board. The CGPR Committee seeks to recommend individuals to the Board with, among other things, a diversity of skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of racial and gender diversity in the

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boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business and racial backgrounds. Over 45% of our Board nominees are diverse based on gender or ethnicity.

We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. In September 2022, Mr. Reynal joined our Board. Mr. Reynal was identified to the Company by a third-party search firm. Previously, in January and March 2022, respectively, Mr. Smith and Mr. Isom joined our Board, and prior to that in October 2020 and February 2021, respectively, Mr. Steenland and Ms. Brown joined our Board and in November 2015, Ms. Kronick and Mr. Nesbitt joined our Board. Our remaining directors joined our Board in December 2013 at the effective date of the merger with US Airways. The Board strongly believes that the current mix of directors provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage deep company experience and knowledge in addition to new viewpoints and innovative ideas among newer directors. Out of our 11 Board nominees, six have served on our Board for ten or fewer years and another five have been on our Board for less than five years.

Board Self-Evaluation

Our Governance Guidelines and CGPR Committee charter provide that the CGPR Committee must conduct a periodic assessment of the performance of the Board, including the committees, and provide the results to the full Board for discussion. The purpose of the review is to increase the effectiveness of the Board as a whole and of each of the committees. The assessment includes an evaluation of the Board and each committee’s contribution as a whole, of specific areas in which the Board, the applicable committee and/or management believe better contributions could be made and of the overall make-up and composition of the Board and its committees.

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Audit Committee

Members in 2023:

Matt Hart (Chair)

Adriane Brown

John Cahill

Marty Nesbitt

Meetings in 2023: 6

The Board has determined that each member is independent under SEC and Nasdaq rules and the Governance Guidelines. Each member is a “financial expert” under applicable SEC rules and has the financial management expertise required by Nasdaq listing standards.

Primary Responsibilities

•  Oversee the Company’s internal accounting function; report to the Board with respect to other auditing and accounting matters

•  Appoint or replace the independent auditor; oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, including determining the scope of annual audits and fees to be paid

•  Oversee the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls

•  Establish and maintain procedures for compliance with significant applicable legal, ethical and regulatory requirements and for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•  Review and approve all significant conflicts of interest and related party transactions in accordance with Company policies

•  Review cybersecurity, data privacy and other risks relevant to the Company’s computerized information system controls and security

•  Pre-approve audit and permitted non-audit services provided by the independent auditor

Compensation Committee

Members in 2023:

Denise O’Leary (Chair)

Jeff Benjamin

Vicente Reynal

Doug Steenland

Meetings in 2023: 9

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines and is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.

Primary Responsibilities

•  Review and approve the Company’s overall compensation strategy and policies, including performance goals for executive officers

•  Review the relationship between the Company’s compensation strategy and risk management policies

•  Together with the Board, oversee leadership succession planning

•  Evaluate the performance of the Company’s Chief Executive Officer and approve his compensation and other terms of employment

•  Evaluate the performance of and determine the compensation and other terms of employment of the other executive officers and other members of senior management

•  Administer the Company’s incentive and stock plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making other decisions regarding the operation of such plans

•  Review the Company’s workforce diversity and inclusion

•  Review the compensation of the non-employee members of the Board and make recommendations regarding changes to the full Board

•  Retain outside advisors; directly retain and oversee its independent compensation consultant

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Corporate Governance and Public Responsibility Committee

Members in 2023:

Marty Nesbitt (Chair)

Jeff Benjamin

Sue Kronick

Vicente Reynal

Meetings in 2023: 4

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee all aspects of the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance

•  Conduct an annual review of director independence and the performance of the Board, including the committees

•  Identify individuals qualified to become members of the Board and recommend director nominees

•  Periodically review and evaluate, with the Company’s management, the Company’s governance-related risks and risk management practices

•  Review and assess the Governance Guidelines and recommend any changes deemed appropriate to the Board

•  Oversee the stockholder engagement process and significant stockholder relations issues, including consideration of stockholder proposals

•  Oversee the Company’s Environmental, Social and Governance (“ESG”) and sustainability efforts, including the risks and opportunities of climate change

•  Oversee the Company’s lobbying activities, major advocacy priorities, principal trade association memberships and political contributions, if any, and periodically review reports on the Company’s corporate political contributions and the processes and guidelines of the American Airlines Political Action Committee

Finance Committee

Members in 2023:

Doug Steenland (Chair)

John Cahill

Mike Embler

Denise O’Leary

Meetings in 2023: 6

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee the Company’s financial affairs and capital spending

•  Recommend to the Board financial policies and courses of action that will effectively accommodate the Company’s goals and operating strategies

•  Review, approve and/or recommend to the Board, the Company’s annual budget and financing plans and other matters related to the Company’s financial and strategic planning

•  Oversee the Company’s financial risk management practices

Safety Committee

Members in 2023:

Adriane Brown (Chair)

Mike Embler

Matt Hart

Sue Kronick

Meetings in 2023: 2 (inaugural meeting in July 2023)

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee the Company’s policies, programs and practices with respect to operational safety and compliance, and matters affecting the safety of the Company’s customers and employees including security and public health

•  Oversee the Company’s procedures for compliance with significant applicable legal, ethical and regulatory requirements related to safety

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Compensation Committee Process for Executive Compensation

The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers, including in the case of internal promotions and new hires of executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board or the Compensation Committee.

The Compensation Committee generally receives information from the Chief Executive Officer, the Chief People Officer, the Managing Director—Global Compensation and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel.

Since July 2019, the Compensation Committee has engaged Korn Ferry as its compensation consultant to assist in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers. After review and consultation with Korn Ferry, the Compensation Committee determined that Korn Ferry is independent and there is no conflict of interest resulting from retaining Korn Ferry pursuant to applicable SEC and Nasdaq rules.

Board Role in Risk Oversight

The Board is responsible for the oversight of the Company’s ongoing assessment and management of material risks impacting our business. The Board oversees the Company’s enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risks and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee management of specific risks related to that committee’s function. The CGPR Committee and the Audit Committee, with management’s assistance, have developed and coordinated the Board’s current risk oversight program. The Board has not established a separate risk committee because the Board believes that the most significant risks we face are most properly directly overseen by the full Board or, in certain cases, the appropriate standing committee.

The Board oversees and reviews the management of our most significant strategic, financial and operational risks: the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems, and business risks related to labor issues and costs.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls, data privacy, cybersecurity risks and other information technology risks, and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Executive Officer, Chief Financial Officer, Corporate Controller, Chief Legal Officer and Corporate Secretary, Chief Ethics and Compliance Officer, Chief Digital and Information Officer, Chief Information Security Officer, Chief Privacy Officer and the Company’s external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls

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or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The CGPR Committee oversees our governance-related risks and risk management policies, programs and practices with respect to the Company’s sustainability strategy, including environmental and climate change risks and other public and corporate social responsibility issues that reflect the Company’s values and character and impact the Company’s reputation among its stakeholders.

The Compensation Committee oversees compensation risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and the Chief People Officer to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer, Chief Financial Officer and other senior financial executives meet periodically with the Finance Committee to discuss and advise on elements of these risks.

The Safety Committee oversees our risk management policies, programs and practices with respect to operational safety and compliance, matters affecting the safety of our customers and employees, including security and public health and the Company’s safety culture. The Safety Committee meets regularly with the Chief Operating Officer, the Vice President of Safety Systems, Efficiency and Compliance, and other responsible officers to discuss and advise on developing safety risks and standards.

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee, with the support of the Committee’s compensation consultant, have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our basis for this conclusion includes that our compensation programs are designed to include the following features:

•	Formulaic annual and long-term incentive plan awards with maximum pay-out caps or guidelines instead of discretionary pay-out decisions.

•	Equity incentive awards are subject to performance- or time-based vesting periods that are intended to incentivize long-term rather than short-term results.

•

Our incentive compensation plans include a set of pre-established goals and metrics that focus on areas of priority for the Company and may include financial, operational, ESG, total stockholder return (“TSR”) and/or the achievement of individual goals. The 2023 STIP included financial goals (adjusted pre-tax income—60% weighting), customer operational goals (on-time departure and controllable completion factor—30% weighting) and ESG goals (diversity, equity and inclusion –10% weighting). The 2023 LTIP included total debt reduction and relative adjusted pre-tax income margin improvement goals. In addition, the goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.

•	All of our performance-based compensation programs are based on overall corporate performance, rather than the performance of any business unit or group.

•

For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 48.

Oversight of Sustainability and Related Matters

We strive to operate a sustainable business that has the ability to serve our stakeholders over the long-term. We have long recognized the importance of environmental and social issues and have developed an integrated and transparent approach to oversight, management, measurement, assurance and reporting of these issues.

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We periodically conduct sustainability-focused materiality assessment processes, most recently in early 2023, that serve as the foundation of our analysis of areas of risk and opportunity. And, through ongoing engagement across our Company and with a broad range of external stakeholders, we validate and, as needed, refine our assessment based on the input we receive and changes in our operating environment. We also continually monitor trends, standards and practices relevant to our industry, and look to widely-adopted external reporting frameworks, including the Taskforce on Climate-related Financial Disclosures, as key indicators of stakeholder perspectives on the most significant environmental, social and governance risks and opportunities for our company.

In 2023, these activities affirmed our focus on the following priority issues:

•	Safety

•	Human capital

•	Customer satisfaction and operational performance

•	Climate change and fuel efficiency

Driving progress across all these issues is a key objective for American. Many of these issues are not new for our Company—indeed, a key reason American has thrived for nearly a century is because we have long recognized the importance of these issues. At the same time, we recognize that the business landscape is evolving rapidly and that we must be ready to address new areas if and when they emerge. Over time we have worked to develop a more integrated approach to our management of key risks and opportunities. We will continue to seek stakeholder input while also closely monitoring emerging practices and trends.

Safety. Our commitment to safety, security and continuous improvement is at the foundation of our operations. Our Chief Executive Officer retains ultimate responsibility and authority for American’s safety culture and performance, while the Board’s Safety Committee has formal oversight responsibilities for safety. The Board receives regular updates on key safety performance metrics and programs throughout the year.

Human capital. Our Compensation Committee has oversight responsibility for our human capital issues, including team member compensation, benefits, engagement, talent development and diversity, equity and inclusion (“DEI”). Our Board receives updates on these topics quarterly, and our full Board reviews union relations regularly in its meetings.

Customer satisfaction and operational performance. We fly to more than 300 destinations in the United States and internationally, and we are committed to providing our customers with a world-class travel experience and running a reliable operation. We continued to rigorously measure and track our operational performance and customer satisfaction in 2023, efforts that led to further improvements in our operations and the services we provide. Our full Board reviews customer satisfaction and operational performance regularly in its meetings.

Climate change and fuel efficiency. The CGPR Committee has primary responsibility for oversight of the Company’s sustainability strategy (including climate change risks and opportunities), objectives, efforts, progress and achievements. In 2022, we formally assigned responsibility for oversight of our climate change strategy at the management level to our Chief Executive Officer.

As we reported in our Annual Report on Form 10-K, we have established ambitious goals to achieve net zero greenhouse gas (“GHG”) emissions by 2050. We have also set an intermediate science-based target to drive progress toward that goal. Our strategy for reaching net zero emissions by 2050 is focused on running a more fuel-efficient operation, with more fuel-efficient aircraft, increasingly powered by lower-carbon fuel. Achieving our ambitious climate goals will require significant action and investments by governments, manufacturers and other stakeholders. We are committed to engaging with our stakeholders to seek to advance these initiatives, and we have dedicated resources to advance our progress.

We are committed to providing regular and transparent information about our strategies and performance on the sustainability issues that are most important to our company and our stakeholders. We have produced an annual report on these topics since 2007, and we intend to continue providing our stakeholders with information on our sustainability performance annually. We align our reporting with the recommendations of the Task Force on Climate-related Financial Disclosures, and we monitor evolving disclosure standards for best practices. Our most recent such report is available at www.aa.com/esgreport but is not incorporated by reference into this Proxy Statement.

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In 2023, the Company was named to the Dow Jones Sustainability World Index for the first time, one of only two passenger airlines included in the index. The Company was also named to the Dow Jones Sustainability North America Index for the third year in a row. The recognition is a testament to the Company’s ongoing commitment to sustainability, including our efforts to transition to a low-carbon airline over time, invest in our team members, and provide regular and transparent ESG disclosures.

Codes of Ethics

Our employees, including our principal executive officer, principal financial officer, principal accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics have been approved by our Board and require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable Nasdaq listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. Any amendments to or waivers from the Codes of Ethics will be posted at this location on our website as required by applicable SEC and Nasdaq rules.

Public Policy Engagement and Political Participation

Engagement in the political, legislative and regulatory process is important to the success of the Company. Compliance and oversight of our public policy and political engagement is provided by our Executive Vice President and Chief Government Affairs Officer, who reports to the Chief Executive Officer. At the Board level, the CGPR Committee is responsible for reviewing and assessing the Company’s public policy and political activities. The Company’s Statement on Public Policy Engagement and Political Participation is available at www.aa.com/esg, but is not incorporated by reference into this Proxy Statement.

We do not use corporate funds to contribute to candidates, political party committees or political action committees, including Super PACs and political committees organized under Section 527 of the Internal Revenue Code to promote the election or defeat of candidates for office. We do not use corporate funds to make independent political expenditures or electioneering communications. If the Company makes payments to other tax-exempt organizations, such as 501(c)(4)s, that the recipient may use for political purposes, we will publicly disclose those payments on our corporate website. On rare occasions, we may use corporate funds to support or oppose state and local ballot initiatives if we believe an initiative would materially affect our business or the transportation infrastructure in the communities we serve. If we make any such contribution, we will disclose the amount and recipient on our corporate website.

As part of our public policy engagement, we are members of several trade and industry associations, and we disclose on our corporate website a full list of the Company’s trade association memberships for which our fees exceed $25,000. We also disclose the non-deductible portion of the dues we pay our major trade associations.

For further information, please see our Statement on Public Policy Engagement and Political Participation, available on our website at www.aa.com under the links “About us”—“Corporate Governance.”

Prohibition on Hedging and Pledging

Our insider trading policy prohibits the members of our Board, our executive officers, managing directors and director-level employees and our other employees with any regular access to material non-public information, from hedging the economic risk of security ownership. This prohibition includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties, such as zero-cost collars and forward sale contracts with respect to Company securities. In addition, the members of our Board and such employees are prohibited from pledging Company securities to secure margin or other loans.

Annual Meeting Attendance

Our Governance Guidelines provide that each of our directors is expected to attend our Annual Meeting of stockholders, except where unusual circumstances arise. All of the directors who were on our Board at the time attended our 2023 annual meeting of stockholders.

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Director Continuing Education

Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

Communications with the Board and Non-Management Directors

The Board has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board, a standing committee of the Board or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

MD8B503

1 Skyview Drive,

Fort Worth, Texas 76155

We will review the communications with the directors, a standing committee of the Board or an officer, in each case depending on the facts and circumstances outlined in the communication. The CGPR Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the CGPR Committee. Our Independent Chair has been designated as the primary director representative for consultation and direct communication with our stockholders.

Stockholder Engagement

Our stockholder engagement program is designed to share relevant updates with our investors and to better understand their perspectives on key challenges at the Company and in the broader airline industry and capital markets. These conversations play a critical role in informing our corporate governance practices, executive compensation program, and sustainability initiatives and reporting, among other topics. In 2023, we contacted stockholders representing approximately 40% of outstanding shares, and held discussions with investors representing nearly 20% of our outstanding shares. We also held engagements with the leading proxy advisor firms. Our Vice President, Deputy General Counsel & Corporate Secretary led the majority of our off-season engagements with involvement from our Vice President, Investor Relations, Vice President, Sustainability and other members of management as appropriate. Greg Smith, our Independent Chairman, and Denise O’Leary, our Compensation Committee Chair, also participated in select engagements.

Detailed stockholder feedback received during our 2023 engagement program was shared directly with the Board’s CGPR and Compensation Committees , which helped inform American’s decision-making processes and disclosures. Additionally, we shared the most impactful takeaways from these engagements with the full Board to supplement the reports from those Committee Chairs. We plan to continue discussions with stockholders during the 2024 proxy season.

2023 Engagement Feedback

During our engagements with stockholders, we received feedback on American’s corporate governance and leadership practices, sustainability initiatives and investments and executive compensation program and actions. Please see “Compensation Discussion and Analysis—Stockholder Engagement on Executive Compensation” on page 61, for a discussion of engagements related to our executive compensation program.

Governance and Leadership Feedback: Stockholders recognized that American implemented a comprehensive leadership team transition during the pandemic amidst an extremely challenging operating environment. Investors were interested to learn about our approach to Board and executive succession planning, including the processes that led to appointing Robert Isom as CEO and electing Greg Smith as our first Independent Chair. We also discussed how we use Board refreshment to ensure that we have the right combination of diverse skills, perspectives, and experiences to effectively oversee American’s strategy and drive long-term stockholder value creation. Specifically, we highlighted the

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addition of four new independent directors since 2020 – Vicente Reynal (2022), Greg Smith (2022), Adriane Brown (2021), and Doug Steenland (2020) – and the retirement of three longer-tenured directors in 2023 – Doug Parker, James Albaugh, and Ray Robinson. We also discussed our Board’s ongoing work to continue to identify potential director candidates with the appropriate skills for our Company.

In addition, we shared recent changes to the structure and leadership of our Board committees. In 2023, American separated the oversight of compliance with safety policies and the management of the associated risks (formerly addressed by the now CGPR Committee) to a new, standalone Safety Committee, chaired by Adriane Brown. We also refreshed the leadership of two committees – Doug Steenland was appointed Finance Committee Chair and Martin Nesbitt was appointed CGPR Committee Chair. Several of our discussions focused on the Board’s oversight of risk management against the backdrop of this committee structure.

Sustainability Feedback: Stockholders were interested in discussing aspects of our strategy that relate to climate change and our team members. An area of particular interest was our support of, and investments in, the technological and industry potential for scaling the production of sustainable aviation fuel. Stockholders also expressed an interest in understanding more about how we consider, align, and measure progress towards climate and DEI goals in our compensation program. We also received positive feedback from stockholders regarding the quality and transparency of our Sustainability Report.

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2024 Proxy Statement

DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2023. The compensation elements are described in the narrative following the table. Robert Isom, our Chief Executive Officer and a director, is not included in the table because he is a “named executive officer” for 2023 and his compensation is disclosed in the “Executive Compensation—Summary Compensation Table” beginning on page 68 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)

Jim Albaugh(d)	65,000	-	217,293	282,293

Jeff Benjamin	130,000	150,000	40,748	320,748

Adriane Brown	140,000	150,000	11,184	301,184

John Cahill	139,890	150,000	32,568	322,458

Mike Embler	140,000	150,000	26,482	316,482

Matt Hart	147,500	150,000	23,180	320,680

Sue Kronick	140,000	150,000	20,414	310,414

Marty Nesbitt	140,000	150,000	46,592	336,592

Denise O’Leary	150,000	150,000	13,350	313,350

Doug Parker(d)	500,000	-	291,021	791,021

Vicente Reynal	115,000	150,000	31,652	296,652

Ray Robinson(d)	65,000	-	433,103	498,103

Greg Smith	109,890	350,000	46,808	506,698

Doug Steenland	140,000	150,000	17,630	307,630

(a)

The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2023 for service as a director, including annual retainer, committee, chair and lead independent director fees.

(b)

The amounts represent the aggregate grant date fair value, as calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, of (i) 10,460 RSUs granted to each non-employee director, other than Messrs. Albaugh, Parker and Robinson, on May 10, 2023, with a grant date fair value of $150,000, which will vest on May 10, 2024, subject to the continued service of the director through the vesting date and (ii) 13,947 additional RSUs granted to Mr. Smith on May 10, 2023, with a grant date fair value of $200,000, for his service as Independent Chairman, which will vest on May 10, 2024, subject to the continued service of the director through the vesting date. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. As of December 31, 2023, each of our non-employee directors, other than Messrs. Smith and Parker, held 10,460 RSUs. As of December 31, 2023, Mr. Smith held 24,407 RSUs (which includes the additional RSUs granted to him on May 10, 2023) and Mr. Parker held 88,443 performance-vesting RSUs (based on target attainment level), which were granted in his role as Chief Executive Officer and continue to be subject to performance-vesting conditions. No non-employee directors held any other outstanding equity awards.

(c)

The amounts include (i) the value of flight privileges received in 2023, (ii) for Messrs. Albaugh, Parker and Robinson, the value of lifetime flight privileges available to them, respectively, upon their retirement from board service, and (iii) tax reimbursements that we paid to our directors in 2023 for flight privileges provided to them in 2023. Amounts also include the portion of the premiums paid by us on behalf of Mr. Hart and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs,” and a contribution made to the charities of their choice for each of Messrs. Albaugh and Robinson in connection with their retirement from the Board. Each of these amounts are set forth in the table below. Flight privileges are valued based on the imputed taxable income to the director, which valuation is greater than the incremental cost to the Company.

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Name	Flight Privileges ($)		Tax Gross-Up on Flight Privileges ($)		Insurance Premiums ($)	Charitable Awards ($)

Jim Albaugh(d)	178,765	(e)	13,528	(e)		25,000

Jeff Benjamin	20,374		20,374

Adriane Brown	5,592		5,592

John Cahill	16,284		16,284

Mike Embler	13,241		13,241

Matt Hart	5,559		5,559		12,062

Sue Kronick	10,207		10,207

Marty Nesbitt	23,296		23,296

Denise O’Leary	4,692		4,692		3,966

Doug Parker(d)	265,746	(e)	19,035	(e)	6,240

Vicente Reynal	15,826		15,826

Ray Robinson(d)	384,929	(e)	23,174	(e)		25,000

Greg Smith	23,404		23,404

Doug Steenland	8,815		8,815

(d)	Mr. Parker retired from the Board on April 30, 2023, and Messrs. Albaugh and Robinson did not stand for re-election at the 2023 annual meeting of stockholders.

(e)

For Messrs. Albaugh, Parker and Robinson, includes $13,528, $19,035 and $23,174, respectively, for the value of flight privileges received in 2023, and $165,237, $246,711 and $361,755, respectively, for the value of lifetime flight privileges available to them upon their retirement from Board service. The service of Messrs. Albaugh, Parker and Robinson on our Board exceeded seven years as of the date of their retirement from our Board. As a result, they were entitled to lifetime flight privileges. The value of the lifetime flight privileges reflects the present value of future travel calculated using a discount rate of 5.3% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2021, and assumes the annual level of usage is the same as the director’s actual usage for 2023 with a valuation based on imputed income and a 1% annual increase in the cost of travel.

Director Compensation

The Compensation Committee will periodically review the overall compensation of our directors in consultation with the Board and, from time to time, the assistance of the Compensation Committee’s compensation consultant. The Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Annual Retainers and Grants of RSUs. For 2023, the compensation for our non-employee directors included the following cash-based annual retainers:

•	an annual retainer of $100,000 for service on the Board;

•	an annual retainer of $15,000 for service on each of the Audit, Compensation, CGPR, Finance or Safety Committees; and

•

an annual retainer of $25,000 for service as the Chair of the Audit Committee and an annual retainer of $20,000 for service as the Chair of each of the Compensation, CGPR, Finance or Safety Committees.

On the date of the 2023 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $150,000 divided by the closing price of our Common Stock on the date of the annual meeting. Each of the RSU awards granted to our non-employee directors will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

In connection with the Board’s CEO succession planning, on June 8, 2022, the Board approved the retainer payable to Mr. Parker for his service as non-employee Chairman of the Board, consisting of a quarterly cash retainer of $250,000, payable in arrears, and a grant of 185,758 RSUs vesting in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the Company’s annual meeting of stockholders in 2023, subject to Mr. Parker’s continued service to the

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Company through the vesting date or acceleration by the Board in accordance with the terms of the 2013 Plan. The Board determined that this grant was necessary to retain Mr. Parker in the role of Chairman of the Board in order to ensure a successful transition in leadership following the most challenging time in our industry’s history.

In February 2023, we announced the retirement of Mr. Parker from the Board on April 30, 2023 and election of Greg Smith as the Company’s Independent Chairman effective April 30, 2023. The Board has approved for Mr. Smith’s service as Independent Chairman an additional annual RSU grant with a grant date fair value of $200,000. Mr. Cahill also received an additional annual retainer of $30,000 for his service as Lead Independent Director through April 30, 2023.

Other Compensation. As is customary in the airline industry, we provide our directors with flight benefits. During the period of time they serve on the Board, non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American and American Eagle, 12 round-trip or 24 one-way passes for complimentary air travel for the non-employee director’s family and friends each year, as well as American Airlines Admirals Club® membership, and AAdvantage® ConciergeKeySM program status. Non-employee directors receive a tax gross-up for imputed taxable income related to these flight benefits. In addition, these travel benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served as a director for seven or more years or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

In addition, the company purchases tickets to certain sporting and other events in advance for business purposes. On occasion, unused tickets purchased are made available for personal use by our directors or other employees. These tickets typically result in no incremental cost to the company.

Legacy Director Compensation Programs

Following the closing of the merger with US Airways, the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”), a legacy director compensation program, continues to be in effect. America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. During 2023, the directors who were participants in the Charitable Contribution Program were Messrs. Hart and Parker and Ms. O’Leary. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of stock appreciation rights (“SARs”)/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPR Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our directors with a compliance date before the date of this Proxy Statement owns shares that exceed the minimum stock ownership guidelines.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2023, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the SEC, other than the following: in October 2023, the Company committed to a donation of $2,500,000, to be paid over a five-year period, to a non-profit organization founded by our former Chairman, Doug Parker, called Breaking Down Barriers, whose mission is to remove the barriers that exist for underrepresented young adults to have rewarding careers in aviation, particularly as pilots. This donation was approved by the Audit Committee in accordance with the Company’s policies.

We have entered into indemnity agreements with our executive officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics require our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller, who is our principal accounting officer, and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Ethics and Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Ethics and Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “About Us”—“Corporate Governance.”

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2024 Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2023 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matt Hart (Chair)

Adriane Brown

John Cahill

Marty Nesbitt

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

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2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses our performance and the principles underlying our compensation policies for our “named executive officers,” who for 2023 were:

–	Robert Isom, our Chief Executive Officer and Director;

–	Steve Johnson, our Vice Chair and Chief Strategy Officer;

–	Priya Aiyar, our Executive Vice President and Chief Legal Officer;

–	Devon May, our Executive Vice President and Chief Financial Officer; and

–	Vasu Raja, our Executive Vice President and Chief Commercial Officer.

American has executed significant Board and senior leadership team succession since 2021:

–	In December 2021, American announced that Mr. Isom would succeed Doug Parker as CEO, effective March 2022

–	Mr. Parker remained Chairman to ensure a successful transition before retiring from the Board in April 2023

–	Effective April 2023, Greg Smith was elected as American’s Independent Chairman, succeeding Mr. Parker

–	In tandem with the CEO transition, American made additional updates to rebuild and retain our broader senior leadership team to lead our next chapter and drive stockholder value:

•	Mr. Raja was promoted to Senior Vice President and Chief Revenue Officer in June 2020 and to Executive Vice President and Chief Commercial Officer in April 2022

•	Mr. May was promoted to Senior Vice President of Finance and Investor Relations in February 2022 and to Executive Vice President and Chief Financial Officer in January 2023

•	Ms. Aiyar was promoted to Executive Vice President and Chief Legal Officer in April 2022

•	Mr. Johnson was promoted to Vice Chair and Chief Strategy Officer in May 2023

To successfully lead American through the critical post-pandemic chapter, our leadership team established a targeted list of primary goals to improve the reliability, profitability and accountability of our operations to create long-term stockholder value. We produced exceptionally strong performance in 2023, including:

Reliability

–	Operated nearly two million flights with an average load factor of 83.5%

–	Delivered on-time performance that was record-setting for American and best among the major network airlines, including during the summer peak travel period

–	Produced a full-year completion factor that was record-setting for American and best among the major network airlines, with the lowest number of cancellations since the merger with US Airways

–	Achieved our best-ever completion factor and on-time departures as well as our lowest mishandled baggage rate over the November and December holidays

–	Reached new, long-term collective bargaining agreements with three of our workgroups, providing those team members with significantly improved wages and other benefits

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Profitability

–	Achieved record 2023 revenue of approximately $53 billion, an increase of more than $22 billion compared to 2021

–	On a GAAP basis, reversed our pre-tax loss in 2021 of over $2.5 billion and produced pre-tax income of $186 million in 2022 and pre-tax income of more than $1.1 billion in 2023

–	Excluding pre-tax net special items,(1) reversed our pre-tax loss in 2021 of nearly $7 billion and produced pre-tax income of $458 million in 2022 and nearly $2.5 billion in 2023

See Appendix B for a Reconciliation of Non-GAAP Pre-Tax Income (Loss) Excluding Net Special Items

Accountability

–	Enhanced liquidity:

•	Generated GAAP operating cash flow of $3.8 billion and the airline’s highest full-year free cash flow(2) of $1.8 billion in 2023

•	Ended 2023 with approximately $10.4 billion of total available liquidity(3)

–	Strengthened the balance sheet:

•	Reduced total debt(4) by $3.2 billion in 2023

•	Achieved more than 75% of the way towards our 2025 total debt reduction goal of $15 billion

–	Improved credit ratings. Fitch and S&P provided double-notch upgrades, and Moody’s provided a single-notch upgrade

(1)	See Appendix B for details on the components of pre-tax net special items and for a reconciliation of pre-tax income (loss) excluding net special items, a non-GAAP measure.

(2)	See Appendix B for a reconciliation of free cash flow, a non-GAAP measure.

(3)	Total available liquidity includes unrestricted cash and short-term investments, and undrawn capacity under our credit facilities.

(4)	Total debt includes debt, finance and operating lease liabilities and pension obligations.

Our 2023 executive compensation program is designed to implement our strategy

Our executive compensation program is heavily performance-based and directly linked with our established goals of delivering record operational results, continuing to close our margin gap with our largest competitors and reducing total debt by $15 billion by the end of 2025.

Our 2023 LTIP for our named executive officers incorporated both performance- and time-vesting components, with half of the target value consisting of the performance-vesting component. The performance-vesting component is tied to attainment of total debt reduction (50% weighting) and relative pre-tax income margin improvement versus our industry peers (50% weighting). The performance-vesting component of the 2023 LTIP will be earned, if at all, following the completion of a three-year performance period. The 2023 performance-based STIP was designed to align management with our goals to run a reliable operation and to return to profitability as we emerged from the COVID-19 pandemic while building on our momentum on diversity, equity and inclusion. Set forth below is each component of the Company’s annual target direct compensation:

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2023 Compensation Objectives and Programs

Pay-for-Performance Philosophy

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based compensation program that is both tied to our performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to enhance stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value and potentially detract from our ability to reach long-term sustainable levels of income and profitability.

Our 2023 executive compensation programs emphasized variable compensation in the form of short-term cash incentives and long-term equity incentives. The following table provides our 2023 annual target direct compensation for each named executive officer. Mr. Isom’s target annual direct compensation is significantly below the last reported value for the CEO of United (2023) and for the CEO of Delta (2022), our two closest peers.

Named Executive Officer	Base Salary ($)	STIP Target (%)	STIP Target ($)	LTIP Target ($)	Total Target Direct Compensation ($)

Robert Isom	1,300,000	200%	2,600,000	11,250,000	15,150,000

Steve Johnson	850,000	150%	1,275,000	3,875,000	6,000,000

Priya Aiyar	730,000	125%	912,500	2,360,000	4,002,500

Devon May	775,000	125%	968,750	2,360,000	4,103,750

Vasu Raja	775,000	125%	968,750	2,860,000	4,603,750

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The graphics below show the mix of each element of the 2023 annual target direct compensation package for Mr. Isom and the average for our other named executive officers.

Commitment to Effective Compensation Governance

We are committed to good compensation governance and have adopted compensation policies and practices in furtherance of our commitment, including the following:

What We Do	What We Do NOT Do

 ✓  91% of CEO’s Annual Target Compensation is At-Risk and 74% is in the form of Long-term Equity Incentives that foster alignment with stockholders.

 ✓  Link Pay to Performance with performance goals tied to improving the reliability, profitability and accountability of our operations to create long-term stockholder value.

 ✓  Performance-Based Long-term Equity Incentives with a Three-year Performance Period to promote long-term focus.

 ✓  Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

 ✓  Robust Stock Ownership Guidelines that align our executive officers’ long-term interests with those of our stockholders.

 ✓  Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk.

 ✓  Minimum Vesting Requirements. Subject to limited exceptions, no awards granted under our equity plan may vest until the first anniversary of the date of grant.

 ✓  Clawback Policy that mandates recoupment of erroneously awarded incentive compensation to executive officers on accounting restatement consistent with SEC and Nasdaq requirements and goes beyond by providing the Compensation Committee with discretion to recover additional compensation paid under the Company’s STIP, LTIP and other equity incentive awards based on circumstances.

 ✓  Extensive Stockholder Engagement to solicit investor feedback on our compensation program.

✖  No Guaranteed Bonuses. Our executive officers’ bonuses are 100% performance-based.

✖  No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

✖  No Hedging or Pledging of our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

✖  No Excise Tax Gross-Ups. We do not provide gross ups on excise taxes in connection with a change in control.

✖  No Excessive Perquisites. Perquisites and other personal benefits are in line with industry standards.

✖  No Payouts of Dividends on Unvested Awards. Unless and until an award’s vesting conditions are satisfied, no dividends or dividend equivalents accrued on the award are paid.

✖  No Repricing of Awards Without Stockholder Approval. Under our equity plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

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Stockholder Approval of 2022 Executive Compensation

At our 2023 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing approximately 96% of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and used it as a guide in establishing our executive compensation program.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Compensation Committee administers the compensation program for all officers, including the named executive officers, and is comprised of four independent directors. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and to compensate our executives fairly and appropriately, commensurate with their peers at our competitors. This allows us to recruit and retain a highly capable management team. In creating such programs, the Compensation Committee considers stockholder input, management input and the perspective and guidance of its outside consultant. The independent compensation consultant also provides leading practice data for the airline industry and companies of similar size and revenue to us.

Some of the elements we consider when designing our compensation programs include establishing fair and appropriate compensation consistent with market and industry norms, retention, linking compensation to performance, and aligning our programs with the interests of our stockholders. In addition to providing input on our regular compensation programs, management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific circumstances that require additional executive talent or unique executive skills that we may not currently have in place. Our Chief Executive Officer and Cole Brown, our Chief People Officer, also provide input and recommendations based on his or her direct knowledge of the other named executive officers’ individual performance and contributions considering the scope of their responsibilities.

Use of Compensation Consultant

For 2023, the Compensation Committee retained Korn Ferry as its independent compensation consultant. The Compensation Committee has sole authority with regard to the decision to retain and the terms of engagement of the compensation consultant. The compensation consultant reports directly to the Compensation Committee with respect to its executive compensation consulting advice. The Compensation Committee has assessed whether the services provided by Korn Ferry or any other relationships created any conflicts of interest pursuant to SEC and Nasdaq rules, and has concluded that no such conflicts of interest exist.

During 2023, Korn Ferry provided the following services for or at the request of the Compensation Committee:

•	reviewed management’s materials prepared for the Compensation Committee;

•	assisted the Compensation Committee in the design of the executive compensation program, including structure, metric selection, payout opportunities, and establishment of performance targets;

•	benchmarked compensation levels for senior executives and non-executive directors;

•	conducted an annual review of the compensation peer group;

•	attended Compensation Committee meetings; and

•	responded to various other requests from the Compensation Committee.

In 2023, in addition to the executive compensation services Korn Ferry performed for or at the request of the Compensation Committee, Korn Ferry provided limited executive search services and broad-based compensation products to the Company.

Use of Market Data

In order to ensure a competitive design for our executive compensation program, in 2023, our Compensation Committee, with advice and analysis from its compensation consultant, reviewed our program against those of our largest competitors,

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Delta, United, and Southwest Airlines, with an emphasis on Delta and United, our closest peers. The Compensation Committee also reviewed a broader spectrum of compensation pay data, including survey data consisting of Korn Ferry and Equilar Top 25 including 79 organizations with revenue greater than $15 billion with data for 1,972 incumbents.

Executive Compensation with an Emphasis on Performance-Based Pay

For 2023, the Compensation Committee continued the performance-based STIP and the performance-based components of our LTIP programs for the named executive officers, as described more fully below. As a result, in 2023, our executive compensation structure included both fixed and performance-based pay. Specifically, our 2023 executive compensation structure consisted of three core components which aligned management and stockholder interests:

•	a base salary paid in cash;

•	an annual incentive program paid in cash based on achievement of profitability, operational and diversity, equity and inclusion (“DEI”) targets; and

•	a long-term equity incentive program in the form of RSUs that incorporate both performance- and time-vesting components.

The overarching goal was to emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and align executive and stockholder interests through cash and equity-based compensation tied to our operational (including DEI) and financial performance.

Base Salary

Base salaries provide a secure, consistent amount of fixed pay that compensates executives for their scope of responsibility, competence and performance. Mr. Isom’s 2023 base salary remained at the same level as in 2022. Mr. Johnson’s base salary was increased by 9.7% to the level set forth in the table below in connection with his appointment as the Company’s Vice Chair and Chief Strategy Officer in May 2023. The base salaries for Ms. Aiyar and Messrs. May and Raja were increased by 16.8%, 15.8% and 19.2%, respectively, in connection with their promotions to Executive Vice President and to levels that are more competitive with their peers at our competitor airlines, as set forth in the table below.

Named Executive Officer	2023 Base Salary ($)

Robert Isom	1,300,000

Steve Johnson	850,000

Priya Aiyar	730,000

Devon May	775,000

Vasu Raja	775,000

Annual Cash Incentive Program

The second core component of our overall compensation program has been a short-term cash incentive program. The STIP is designed to align management with our goals to run a reliable operation, to return to profitability and to continue to build on our momentum on DEI goals, as summarized further below.

The target cash incentive opportunities for each named executive officer are set forth below. Mr. Johnson’s target payout level was increased from 125% to 150% of base salary in connection with his promotion to the Company’s Vice Chair and Chief Strategy Officer. Our other named executive officers’ target cash incentive opportunities remained unchanged from the prior year.

Named Executive Officer	Target Payout Level as a Percentage of Base Salary

Robert Isom	200%

Steve Johnson	150%

Priya Aiyar	125%

Devon May	125%

Vasu Raja	125%

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2023 STIP

Under the 2023 STIP, adjusted pre-tax income (which, under the terms of the STIP, is calculated by excluding net special items, expenses associated with profit sharing and STIP and related payroll taxes and 401(k) company contributions) accounted for 60% of the plan’s weighting, while operational reliability accounted for 30% of the plan’s weighting and DEI accounted for 10% of the plan’s weighting, as set forth below.

The Company remains intently focused on profitability and reliability, and the footprint of these two areas continue to comprise 90% of the STIP. To further the Company’s commitment to increasing stockholder value, the Compensation Committee increased focus on profitability, by adjusting the weighting upward from 50% to 60%. The operational component, making up 30% of the STIP, focused on controllable completion factor and on-time departures, the foundational operational metrics that determine reliability. Diversity, equity and inclusion (DEI) engagement and education was implemented as part of the STIP in order to ensure our workplace culture is a competitive advantage that provides team members access to continuous learning, awareness and knowledge.

Performance Metric	Metric Weighting

PROFITABILITY

Adjusted Pre-tax Income	60%

RELIABILITY

Mainline Controllable Completion Factor (“CCF”)	15%

Mainline On-time Departure (“D-0”)	5%

Regional CCF	7.5%

Regional D-0	2.5%

DEI

Diversity, Equity and Inclusion	10%

Threshold, target and maximum goals for adjusted pre-tax income are shown below, along with the associated payouts as a percentage of target. The adjusted pre-tax income goal of $2.5 billion was set in January 2023 following a pre-tax loss excluding net special items of nearly $7 billion in 2021 and our 2022 pre-tax income excluding net special items of $458 million (See Appendix B for a reconciliation of pre-tax income (loss) excluding net special items, a non-GAAP measure).

	Below- Threshold Performance	Threshold Performance	Target Performance	Maximum Performance

Adjusted Pre-tax Income	<$1.0 billion	$1.0 billion	$2.5 billion	$4.0 billion

Payout as a Percentage of Target	0%	50%	100%	200%

Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. In addition, for any payout under the STIP, the threshold adjusted pre-tax income goal of $1.0 billion would need to be attained. Payouts for the named executive officers were tied solely to our corporate performance.

For fiscal year 2023, we attained adjusted pre-tax income of $2.9 billion, an achievement level of 125.1% of target. Adjusted pre-tax income represents pre-tax income for the year ended December 31, 2023, excluding net special items (See Appendix B for a reconciliation of pre-tax income excluding net special items, a non-GAAP measure), expenses associated with profit sharing and the STIP and related payroll taxes and 401(k) company contributions. The Company excludes expenses associated with profit sharing and the STIP from the calculation of adjusted pre-tax income as these items are themselves calculated based on the measure. The STIP goals are established at the beginning of the performance period and account for these adjustments.

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The following table shows actual performance in respect of our operational goals (as a percentage of target levels).

Operational Performance Goal	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Achievement Level (as a % of Target)

Mainline CCF	99.3%	99.5%	99.7%	99.9%	200.0%

Mainline D-0	61.0%	63.0%	65.0%	63.3%	115.8%

Regional CCF	99.3%	99.5%	99.7%	99.9%	200.0%

Regional D-0	69.0%	71.0%	73.0%	75.9%	200.0%

We also achieved our DEI goals (weighted 10%) at an achievement level of 200%. Based on these weightings and the actual attainment levels, which were reviewed by a third party internal audit consulting firm, each named executive officer received an STIP award equal to 150.86% of target under the 2023 STIP, resulting in the dollar amounts set forth in the table below.

Named Executive Officer	2023 STIP Payout ($)

Robert Isom	3,922,360

Steve Johnson	1,787,085

Priya Aiyar	1,376,634

Devon May	1,461,495

Vasu Raja	1,461,495

Reporting of STIP Program Payouts

As we disclosed in our proxy statement last year, for 2022 the Compensation Committee re-established the performance-based STIP. In light of the unprecedented business challenges resulting from the COVID-19 pandemic, the 2020 STIP had been terminated and our named executive officers did not participate in the 2021 STIP. Accordingly, no payouts were made under the STIP to our named executive officers for 2020 or 2021. While the Compensation Committee re-established the STIP program for 2022, it reset both the STIP program and the Company’s 2022 profit sharing programs for front-line employees to a 12-month cycle commencing at the end of the first quarter of 2022 and running through the first quarter of 2023. This change was made to incentivize performance beginning at the point in time when the most significant impacts of the pandemic had finally concluded.

For 2023, the Compensation Committee resumed our standard calendar year performance-based STIP, reflecting the stabilization of our business following our emergence from the pandemic.

In compliance with SEC reporting requirements, payments under both programs, one of which was almost entirely attributable to performance in 2022, are included in the Summary Compensation Table total compensation for 2023. No portion of the payout under either program was included in the Summary Compensation Table total compensation for 2022. As a result, the 2023 Summary Compensation Table includes two STIP payments due to how they fell on the adjusted calendar applied to the programs.

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2022 STIP

For the period from April 1, 2022 through April 1, 2023, the target adjusted pre-tax income goal (weighted 50%) was set at $400 million, at a time when we were just emerging from the pandemic. The goal for this period was set on the heels of very challenging financial results in 2021 and the first quarter of 2022 – a pre-tax loss excluding net special items of nearly $7 billion for fiscal year 2021, and a pre-tax loss excluding net special items of nearly $2 billion for the first fiscal quarter of 2022 (See Appendix B for a reconciliation of pre-tax income (loss) excluding net special items, a non-GAAP measure).

For the period from April 1, 2022 through April 1, 2023, we attained adjusted pre-tax income of $2.8 billion, an achievement level of 200% of target. Adjusted pre-tax income represents pre-tax income, excluding net special items, expenses associated with profit sharing and the STIP and related payroll taxes and 401(k) company contributions.

The following table shows actual performance in respect of our operational goals (as a percentage of target levels).

Operational Performance Goal (weighting %)	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Achievement Level (as a % of Target)

Mainline CCF (15%)	99.1%	99.4%	99.7%	99.3%	92.2%

Mainline D-0 (15%)	63.0%	64.5%	66.0%	61.3%	0.0%

Regional CCF (5%)	99.1%	99.4%	99.7%	99.9%	200.0%

Regional D-0 (5%)	69.0%	70.0%	71.0%	74.2%	200.0%

We also achieved our DEI goals (weighted 10%) at an achievement level of 144% of target. Based on these weightings and the actual attainment levels, which were reviewed by a third party internal audit consulting firm, each named executive officer received an STIP award equal to 148.3% of target under the 2022 STIP, resulting in the dollar amounts set forth in the table below.

Named Executive Officer	2022 STIP Payout ($)

Robert Isom	3,855,800

Steve Johnson	1,483,040

Priya Aiyar	1,353,274

Devon May	879,417

Vasu Raja	1,436,695

Long-Term Incentive Programs

The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links their interests with stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of significantly increasing stockholder value. Consistent with our emphasis on pay-for-performance and our commitment to long-term value creation for our stockholders, our named executive officers’ total target direct compensation is weighted heavily toward long-term equity awards.

The Compensation Committee determines the value of long-term equity awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses. Historically, including for 2023, our LTIP included both performance- and time-vesting RSUs, each weighted 50% by target value.

Our 2023 LTIP for our named executive officers continued to include both performance-and time-vesting components, with the performance-vesting component weighted 50% by target value tied to attainment of total debt reduction (50% weighting) and relative pre-tax income margin improvement versus our industry peers (50% weighting), as summarized

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below. The performance goals align to our long-term strategy to improve profitability and reduce total debt by $15 billion by the end of 2025.

2023 Performance Metrics

The total debt reduction metric under our 2023 LTIP reflects the Company’s commitment to stockholders to improve our balance sheet and reduce leverage levels. In 2021, we announced a five-year plan to pay down $15 billion of total debt. The 2023 total debt reduction metric concludes the remaining years (three, four and five) of the five-year plan and requires a reduction of $7 billion. The relative pre-tax income margin improvement metric measures American’s competitive financial performance relative to its peers and requires the Company to continue to narrow the margin gap.

Mr. Isom’s 2023 annual target grant value is significantly below the last reported values for the CEOs at Delta (2022) and United (2023), our two closest peers. The values for the other named executive officers were set in connection with their promotions to be competitive with their peers at our competitor airlines.

Named Executive Officer	2023 Annual Target Grant Value ($)

Robert Isom	11,250,000

Steve Johnson	3,875,000

Priya Aiyar	2,360,000

Devon May	2,360,000

Vasu Raja	2,860,000

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In September 2023, the Compensation Committee also granted to Mr. Johnson a one-time promotion grant of 181,554 RSUs valued at $2.4 million in connection with his appointment as the Company’s Vice Chair and Chief Strategy Officer in May 2023. This grant, which vests ratably over three years, was awarded to reflect Mr. Johnson’s leadership during and the Company’s success in enduring and emerging from the pandemic and the significant increase in responsibility associated with his new position. It was intended to create incentives for Mr. Johnson to remain with the Company and to assist with the successful design, implementation and execution of its post-pandemic strategies and the implementation of the management succession plan. In connection with that award, Mr. Johnson entered into an agreement to not compete for 18 months following termination of employment for any reason and irrespective of whether Mr. Johnson would be entitled to severance. In July 2023, the Compensation Committee approved a grant of 39,905 RSUs and 65,323 RSUs to Ms. Aiyar and Mr. Raja, respectively, in connection with the expansion of their roles to Executive Vice President and Chief Legal Officer and Executive Vice President and Chief Commercial Officer, respectively. These grants include both performance-and time-vesting components, with the performance-vesting component weighted 50% by target value tied to attainment of total debt reduction (50% weighting) and relative pre-tax income margin improvement versus our industry peers (50% weighting).

See below for a full discussion of Mr. Isom’s 2023 target annual compensation and non-recurring awards and the Compensation Committee’s process.

Equity Grant Policy

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity awards, other than new hire and promotion grants, will be granted once per year at a regularly scheduled meeting of the Compensation Committee. We have made exceptions to our equity grant policy in unique circumstances, such as during the restriction period imposed by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and the payroll support agreement under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (“PSP2”) and the payroll support agreement under section 7301 of the American Rescue Plan Act of 2021 (“PSP3,” and collectively, the “CARES Act and related legislation”).

Non-Recurring Compensation Elements Reported in 2023

Our 2023 Summary Compensation Table reflects multiple key executive leadership transitions during, and our response, to severe industry disruptions caused by the pandemic.

The COVID-19 pandemic was the most challenging time in our industry’s history. It resulted in drastic disruptions in global demand for air travel and a severe decline in our business. Despite these challenges, we remained consistent in our approach and philosophy that our executive compensation programs provide fair pay and pay for performance, support retention, and align with the interests of stockholders. Those circumstances required a thoughtful approach to ensure the fairness of our compensation programs, especially with respect to promotions.

The CARES Act and related legislation required that, beginning in March 2020, we implement significant reductions and caps on the total compensation of many of our most senior and most impactful team members. Over the three years that it was in effect (the “CARES restriction period”), the CARES Act and related legislation presented extraordinary incentive and retention challenges, including:

•	The legislation did not include any exceptions to provide for compensation increases that we and our competitors have customarily offered in connection with officer-level promotions.

•

The compensation limitations applied only to airline employees and did not apply to newly hired employees, hence any of our named executive officers could have left the Company for a position at another employer, even another airline, without being subject to any compensation restrictions.

Against this backdrop, the Compensation Committee and the Board executed a comprehensive succession plan that resulted in the appointment of a new senior management team, completing an initiative that had begun before the onset of the pandemic. In furtherance of that plan, the Compensation Committee undertook multiple key executive transitions and promotions to significantly expanded roles which would be effected, but could not be compensated for, during the pandemic. The execution of this succession plan included the promotion of Mr. Isom as our new CEO, Mr. May as our CFO, Ms. Aiyar as our Chief Legal Officer, and Mr. Raja as our Chief Commercial Officer.

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The amounts reported in the Summary Compensation table reflect several non-recurring items that are unrelated to 2023 annual compensation. They include non-recurring compensation elements associated with those executive promotions which occurred over the prior three years during the CARES restriction period and cash incentive program payouts that are almost entirely attributed to 2022 but were paid in 2023, significantly increasing the reported compensation in this year’s Summary Compensation Table. These amounts reflect the Compensation Committee’s judgments as to the best way to achieve its strategic, retention and incentive objectives.

Compensation Reported for Mr. Isom in the 2023 Summary Compensation Table

The Board’s CEO succession planning process began in 2016 when Mr. Isom was promoted to President and was completed when he was appointed Chief Executive Officer in March 2022, one year before the expiry of the CARES legislation compensation limits. Despite this, because Mr. Isom’s promotion occurred one year before the expiry of the CARES legislation compensation limits, in compliance with those regulations, his total annual compensation remained capped at $5.0 million. Mr. Isom’s total compensation in 2022 (as reported in the Summary Compensation Table) was $4.9 million, considerably below what his CEO peers at Delta and United earned in 2022 ($9.6 million and $9.8 million, respectively), and even at a level materially below what he earned in 2019 for his service as President ($7.1 million). The Compensation Committee recognized the critical need to retain Mr. Isom as the Board’s long-standing choice for CEO and the most important element of the broad senior leadership succession plan. The Compensation Committee and the Board also recognized the acute retention challenges created by Mr. Isom’s performance and significantly increased profile as an executive leader of a large, complex enterprise.

In September 2023, following a year-long process in close consultation with its independent compensation consultant, the Compensation Committee took action to address Mr. Isom’s compensation as CEO. In setting his compensation, the Compensation Committee considered:

•	That Mr. Isom had been promoted to CEO in 2022 but had not been compensated as such for over 18 months.

•

Compensating Mr. Isom fairly and appropriately for his service as CEO, including relative to his peers at Delta and United, and addressing the concern that Mr. Isom’s equity holdings were significantly below those peers.

•

Aligning Mr. Isom’s compensation and incentives with Company performance and the interests of our stockholders, recognizing that his long-term incentive compensation had not increased since 2020, notwithstanding his subsequent promotion from President to CEO.

•

Creating appropriate incentives for Mr. Isom to continue to lead our positive business momentum following the Company’s successful post-pandemic transformation, which has driven profitability, strong operational reliability and a strengthened financial position.

•

Acknowledging Mr. Isom’s outstanding leadership during and as we emerged from the pandemic, his qualifications and capability for the CEO role, and his successful execution of the comprehensive management succession plan.

To address the foregoing considerations and ensure Mr. Isom’s retention, the Compensation Committee:

•

Established Mr. Isom’s 2023 total target annual compensation at $15.2 million to reflect his promotion to CEO, including an annual target LTIP grant of $11.3 million. Approximately 91% of Mr. Isom’s annual target compensation is at risk and half of his 2023 LTIP grant is subject to performance-vesting conditions tied to attaining the Company’s total debt reduction goal and relative pre-tax income margin improvement versus the Company’s industry peers over a three-year performance period. The Compensation Committee determined that these compensation arrangements were appropriate given the significant increase in responsibility associated with his new position, to increase incentives for Mr. Isom to remain with the Company and successfully design, implement and execute our post-pandemic strategies. Mr. Isom’s annual compensation was set at a level $1.7 million below the last-reported annual target compensation of the CEO of Delta (2022).

•

Granted to Mr. Isom $11.0 million in awards which reflects the difference between Mr. Isom’s new CEO target compensation and the amount of compensation he actually received following his promotion to CEO on March 31, 2022. This amount includes a one-time cash payment of $2.75 million and a one-time grant of 631,699 RSUs valued at $8.25 million, subject to the same terms and conditions and vesting as the 2023 LTIP grant, except that two-thirds of the RSUs are subject to attaining the Company’s total debt reduction goal and relative pre-tax income margin improvement versus the Company’s industry peers. In practical effect, Mr. Isom was paid for service as the Company’s CEO for both 2022 and 2023 during 2023 but in a form that has a significant

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performance-based equity component and will incentivize Mr. Isom to continue to build on the Company’s momentum and strong operating and financial performance for the next three years. Further, the equity-based component provides Mr. Isom an opportunity to increase his ownership of Company stock and further his alignment with stockholders.

•

Requested and Mr. Isom agreed to enter into an agreement that included a covenant to not compete with the Company for 24 months following termination of employment for any reason, to further incentivize his commitment to the Company and ensure his retention. The non-compete restriction applies irrespective of whether Mr. Isom would be entitled to severance, adding new protections for the Company and its investors. Given Mr. Isom’s performance at the Company and his profile in the airline industry, the Compensation Committee and Mr. Isom considered that a meaningful and material commitment.

The following table presents the components of Mr. Isom’s total compensation as reported in the Summary Compensation Table for 2023 consisting of: (i) his 2023 annual compensation, (ii) his 2022 STIP payout that was almost entirely attributed to 2022 but was paid in and reported as 2023 compensation, and (iii) the non-recurring incentives awarded to Mr. Isom in connection with his promotion to CEO in March 2022.

Compensation Reported for Ms. Aiyar and Messrs. May and Raja

During the CARES restriction period:

•	Mr. Raja was promoted to Senior Vice President and Chief Revenue Officer in June 2020 and to Executive Vice President and Chief Commercial Officer in April 2022.

•	Mr. May was promoted to Senior Vice President of Finance and Investor Relations in February 2022 and to Executive Vice President and Chief Financial Officer in January 2023.

•	Ms. Aiyar was promoted to Executive Vice President and Chief Legal Officer in April 2022.

These executives had been identified as key members of our next generation leadership team and each of these promotions was an important element of the Company’s comprehensive senior leadership succession plan. However, we were unable to provide immediate compensation increases or equity awards in connection with their promotions, despite each executive’s total compensation being significantly below their predecessors at American and their peers at Delta and United.

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At the time of those promotions, in recognition of the acute retention challenge and the need for each executive to be compensated fairly and appropriately for their new responsibilities, we granted retention awards to Ms. Aiyar and Messrs. May and Raja. Those awards reflected amounts customarily established by the Company for similar promotions and were payable in April 2023 subject to each executive’s continued employment through that date. The amounts paid under those retention awards were consistent with the CARES Act and related legislation limitations and our compensation philosophy. The payments to Ms. Aiyar and Messrs. May and Raja were $1.2 million, $2.4 million and $4.5 million, respectively.

Stockholder Engagement on Executive Compensation

As more fully described under “Information About the Board of Directors and Corporate Governance—Stockholder Engagement” starting on page 41, in 2023, we contacted stockholders representing approximately 40% of our outstanding shares, and held discussions with investors representing nearly 20% of our outstanding shares. We also held engagement sessions with leading proxy advisory firms. Greg Smith, our Independent Chairman, and Denise O’Leary, our Compensation Committee Chair, participated in select engagements.

We discussed our executive compensation program in all off-season engagements. We engaged in productive dialogue with investors who wanted to better understand our CEO compensation program, and in particular, the context for the non-recurring compensation that we awarded to Mr. Isom in 2023 and its relationship to the timing of his appointment as CEO in March 2022. We highlighted that our CEO’s compensation level had been considerably below-market as compared to his peers at Delta and United during the COVID-19 pandemic and the acute retention challenges we faced during that period.

Stockholders expressed no major concerns with respect to the Committee’s determination of Mr. Isom’s go-forward target annual compensation quantum and program structure. A few stockholders inquired about how we expect to evolve the measures in our STI and LTI programs as we continue to make progress on our strategic priorities and debt reduction goals.

Stockholders acknowledged the unique circumstances facing American and its Board of Directors in executing a long-term CEO and senior management succession plan during the COVID-19 pandemic and against the backdrop of the retention challenges imposed by the CARES Act legislation restrictions. They also acknowledged that the context of Mr. Isom’s promotion to CEO during this unique time period would serve as an important part of their analysis. Stockholders understood the Board’s concern that Mr. Isom had served as CEO from March 2022 until September 2023 without an increase in compensation. They also understood the Committee’s determination to structure Mr. Isom’s compensation largely as time- and performance-vested equity to increase his incentives and further his alignment with stockholders. They also recognized the value in Mr. Isom’s agreement to a 24-month non-competition and non-solicitation period following departure from American, regardless of whether he is entitled to severance.

Lastly, stockholders encouraged us to provide detailed, transparent disclosure regarding the considerations in establishing the quantum, mix and performance conditions of Mr. Isom’s non-recurring award, which we have provided in this proxy statement. Please see “–Non-Recurring Compensation Elements Reported in 2023” on page 58.

Severance Benefits and Post Termination Restrictive Covenants

Change in control and severance benefits are a customary component of executive compensation, which are generally used to reinforce and encourage executives’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control. Beginning in 2023, following consultation with its independent compensation consultant and in line with market practices, the Compensation Committee approved entering into severance agreements with our executive officers that are triggered on certain involuntary terminations of their employment. These agreements were only entered into with those executives who also agreed to post-termination restrictive covenants to protect the Company and its investors.

Messrs. Isom, Johnson and May and Ms. Aiyar have agreed to these post-employment restrictive covenants, including non-competition for a period of 24 months in the case of Mr. Isom and 18 months in the case of the other executives, and non-solicitation for a period of 24 months following the date the executive terminates employment with the Company. These restrictive covenants are in place irrespective of whether these executives receive severance in connection with their termination of employment.

Mr. Isom’s severance agreement provides that in the event his employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the severance agreements, and collectively, an “Involuntary

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Termination”), he will be entitled to: (i) a cash severance payment equal to 24 months of his base salary plus two times his annual target cash incentive (payable in substantially equal installments over 24 months), (ii) a payment equal to 24 months’ COBRA premiums and (iii) continued vesting of outstanding equity awards for 24 months following the termination date, except as set forth in Mr. Isom’s grant agreements described below. In addition, Messrs. Johnson and May and Ms. Aiyar have entered into severance agreements that provide that in the event of an Involuntary Termination, the executive will be entitled to: (i) a cash severance payment equal to 18 months of the executive’s base salary plus 1.5 times the executive’s annual target cash incentive (payable in substantially equal installments over 18 months), (ii) a payment equal to 18 months’ COBRA premiums and (iii) continued vesting of outstanding equity awards for 18 months following the termination date, except, in the case of Mr. Johnson, which is subject to acceleration as set forth in his grant agreements described below. The agreements also provide for travel privileges for the executive and eligible family members, pursuant to the terms of the Company’s travel policy for officers during the 18-month period following the termination date. If the executive has become eligible for retiree travel, the executive will continue to be eligible to receive retiree travel privileges in accordance with the terms of our retiree travel policy. Messrs. Isom, Johnson, and May previously vested into lifetime travel benefits. Each severance agreement also provides for acceleration of equity awards in the event of an Involuntary Termination within the 24 month period following a change in control, with equity awards subject to performance-vesting conditions vesting at the greater of target or the expected attainment level based on performance as of the termination date. The severance agreements require entering into an effective release of claims.

Pursuant to the grant agreements under our equity incentive plans, our employees, including our named executive officers, are entitled to full acceleration of their RSUs in the event of (i) a termination due to death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, subject to compliance with the post-employment restrictive covenants and delivery of an effective release of claims, because Mr. Johnson is retirement eligible (age of 55 and has ten or more years of service), under his grant agreements the vesting of each time-vesting RSU award granted to Mr. Johnson will accelerate in full in the event of his separation from service from the Company (other than a termination by the Company for “cause”), with performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period. Subject to compliance with the post-employment restrictive covenants and delivery of an effective release of claims, Mr. Isom’s grant agreements provide that RSUs granted to Mr. Isom will remain outstanding and will continue to vest upon termination (not including termination by the Company for “cause”), provided that equity awards granted within 12 months prior to the termination will only remain eligible to vest on a pro-rated basis and performance-vesting RSUs remain subject to the performance conditions.

Under the STIP, if an employee separates from service with us and our affiliates while actively employed due to death or disability prior to the payment of the award, but is otherwise eligible for the award, the employee will be treated as having been actively employed on the date of payment of the award.

Information on the estimated payments and benefits that our named executive officers would have been eligible to receive in the event of a termination or change in control as of December 31, 2023 pursuant to their equity awards, the STIP and other arrangements are set forth in “Potential Payments Upon Termination or Change in Control” on page 73.

Other Benefits and Perquisites

We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based team members.

Other Benefits

We continue to provide certain benefits to our named executive officers that are common in the airline industry. The incremental cost to us of providing these benefits is not material. Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to our senior executives, including the named executive officers. We believe that providing such flight privileges is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers,

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audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our senior executives, including the named executive officers, related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to our officers, including the named executive officers, include unlimited reserved travel in any class of service for the officer and his or her immediate family, including eligible dependent children, for personal purposes. Officers and their immediate families, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports and have AAdvantage Executive Platinum status. Officers are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. Officers are required to pay any international fees and taxes, if applicable. In addition, each of Messrs. Isom, Johnson and May are vested into the foregoing lifetime travel benefits and are entitled to continued receipt of these benefits upon their termination of employment, other than coverage of income tax liability. Mr. Raja is eligible for lifetime space available travel benefits.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider. In 2023, we also reimbursed legal expenses incurred by Mr. Isom in connection with the negotiation of his CEO compensation.

For additional information on any benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 68.

Continuing Focus on Leading Practices

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPR Committee. Executives have five years from the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers currently owns shares that exceed the minimum ownership guidelines. The stock ownership guidelines are set forth below.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary	Fixed Shares

Chief Executive Officer	6x	116,667

Vice Chair; Executive Vice President	3x	47,917

Clawback Policy

Effective October 2023, our Board adopted a Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) to implement final clawback rules issued by the SEC. The Clawback Policy applies to our current and former executive officers and subjects their incentive-based compensation received on or after October 2, 2023 to clawback in the event our company is required to prepare an accounting restatement to correct its material noncompliance with any financial reporting requirement under U.S. securities laws. In these circumstances, the Clawback Policy requires the Company to recover, reasonably promptly, the portion of incentive-based compensation that is deemed to have been

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erroneously awarded, unless the Compensation Committee (which administers the policy) determines that recovery would be impracticable and that one or more of the allowable impracticability conditions under SEC rules has been met. Recovery is required whether or not the applicable officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. In addition to these requirements, the Clawback Policy continues to provide the Compensation Committee with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of compensation paid under the Company’s STIP or LTIP and other equity incentive awards.

Prohibition on Hedging and Pledging

As described more fully under the section “Information About the Board of Directors and Corporate Governance—Prohibition on Hedging and Pledging,” we prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

Section 280G/Section 4999 Policy

We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted,

Compensation Committee

Denise O’Leary (Chair)

Jeff Benjamin

Vicente Reynal

Doug Steenland

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of April  , 2024, including their ages and principal occupations.

Name	Age	Title
Robert D. Isom, Jr	60	Chief Executive Officer and Director
Stephen L. Johnson	67	Vice Chair and Chief Strategy Officer
Priya R. Aiyar	49	Executive Vice President and Chief Legal Officer
Devon E. May	49	Executive Vice President and Chief Financial Officer
Vasu S. Raja	47	Executive Vice President and Chief Commercial Officer
David G. Seymour	59	Executive Vice President and Chief Operating Officer

Below is certain information as of April  , 2024, regarding our executive officers (other than Robert Isom). For similar information regarding Mr. Isom as of April  , 2024, see the section entitled “Proposal 1—Election of Directors” beginning on page 6.

Stephen L. Johnson

Stephen L. Johnson is Vice Chair and Chief Strategy Officer, a position he has held since May 2023. He was most recently Executive Vice President, a position he held since January 2022 and prior to that he served as Executive Vice President—Corporate Affairs, a position he held since December 2013. He also serves on the board of directors and as deputy chair of WIZZ Air Holdings PLC, a European airline company that trades on the London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, a role he began in 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West Airlines prior to its merger with US Airways, including Executive Vice President—Corporate. Prior to joining America West Airlines, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

Priya R. Aiyar
Priya R. Aiyar is Executive Vice President and Chief Legal Officer. She was most recently Senior Vice President and General Counsel, positions she held since September 2019, when she joined AAG. Previously, she was a partner at Willkie Farr & Gallagher LLP, a role she began in September 2017. From 2015 to 2017, Ms. Aiyar was Acting General Counsel at the U.S. Department of Treasury, after having served as the Deputy General Counsel from 2013 to 2015. From 2009 to 2013, Ms. Aiyar held a variety of positions with the U.S. Federal government, including as Deputy General Counsel at the U.S. Department of Energy and Legal Advisor to the Chairman of the Federal Communications Commission. Earlier she was a partner at Kellogg, Huber, Hansen, Todd, Evans & Figel PLLC. She began her legal career as a clerk to Judge Merrick Garland of the U.S. Court of Appeals for the D.C. Circuit and to Justice Stephen Breyer of the U.S. Supreme Court.

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Devon E. May

Devon E. May is Executive Vice President and Chief Financial Officer, a position he has held since January 2023. He was most recently Senior Vice President of Finance and Investor Relations, a position he held since 2022. Mr. May has held various roles of increasing responsibility at AAG, including as Senior Vice President, Finance and American Eagle (2020 to 2022), Senior Vice President, American Eagle & Operations Planning (2019 to 2020), Senior Vice President, Network Strategy (2017 to 2019) and Senior Vice President, Finance (2016 to 2017). Mr. May joined AAG in 2013, upon its merger with US Airways, where he held a variety of positions in financial planning and analysis. Between 2002 and 2005, Mr. May held a variety of positions with America West Airlines prior to its merger with US Airways, including as Director, Alliances and Partnerships. Prior to joining America West Airlines, Mr. May served as a Senior Analyst, International Route Planning at Continental Airlines.

Vasu S. Raja

Vasu S. Raja is Executive Vice President and Chief Commercial Officer. He was most recently Chief Revenue Officer, a position he held since 2020. Mr. Raja has held various roles of increasing responsibility at AAG, including Senior Vice President, Strategy (2019 to 2020), Vice President, Planning (2016 to 2019) and Vice President, Pricing and Yield Management (2015 to 2016). Mr. Raja joined AAG’s predecessor airline in 2004 as an Analyst, Sales Planning and Analysis. Mr. Raja began his career with Teach for America in 1999 and taught for three years in Baltimore City Public Schools.

David G. Seymour
David G. Seymour is Executive Vice President and Chief Operating Officer. He was most recently Senior Vice President, Operations, a position he held since 2019. From 2016 to 2019, he served as Senior Vice President, Integrated Operations. Previously, he served as Senior Vice President, Technical Operations from 2013 to 2016. Mr. Seymour joined AAG upon its merger with US Airways, where, from 2002 to 2013, he held a variety of positions in operations and planning, including as Senior Vice President, Operations. Between 1999 and 2002, Mr. Seymour held a variety of positions with America West Airlines prior to its merger with US Airways, including as Vice President, Operations Planning and Performance. Mr. Seymour began his career serving as an airborne infantry officer in the U.S. Army.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2023, 2022 and 2021. See the “Compensation Discussion and Analysis – Non-Recurring Compensation Elements Reported in 2023” section on page 58 for a discussion of the non-recurring compensation elements reported in the Summary Compensation Table for 2023.

Name and Principal Position during Fiscal 2023	Year	Salary ($)	Bonus ($)		Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total* ($)
Robert Isom	2023	1,300,000	2,750,000	(d)	19,500,000	7,778,160	110,002	31,438,162
Chief Executive Officer	2022	1,162,083	-		3,653,000	-	71,566	4,886,649
and Director	2021	766,146	-		4,180,000	-	55,214	5,001,360

Steve Johnson	2023	826,346	-		6,046,000	3,270,125	64,613	10,207,084
Vice Chair and	2022	735,616	-		2,695,000	-	63,492	3,494,108
Chief Strategy Officer	2021	643,624	-		2,825,000	-	54,701	3,523,325
Priya Aiyar	2023	693,250	1,185,069	(e)	3,101,000	2,729,908	47,838	7,757,065
Executive Vice President and Chief Legal Officer

Devon May	2023	738,075	2,445,527	(e)	2,360,000	2,340,912	53,788	7,938,302
Executive Vice President and Chief Financial Officer
Vasu Raja	2023	731,250	4,468,169	(e)	4,073,000	2,898,190	47,425	12,218,034
Executive Vice President and Chief Commercial Officer

*

As discussed in the “Compensation Discussion and Analysis—Non-Recurring Compensation Elements Reported in 2023,” the total compensation for 2023 set forth above includes for Ms. Aiyar and Messrs. Isom, Johnson and Raja one-time and promotion awards and for Ms. Aiyar and Messrs. May and Raja, non-recurring payments in April 2023 for services performed in prior years. Furthermore, for each named executive officer, the STIP payout for the 2022 program is reflected as compensation for 2023. The table below is identical to the Summary Compensation Table above except that the reported amounts exclude these non-recurring payments. While the table below is not a substitute for, and should be read together with, the Summary Compensation Table above, we believe this presentation better reflects each named executive officers’ regular compensation attributable to their services in 2023.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Regular Compensation ($)
Robert Isom	2023	1,300,000	-	11,250,000	3,922,360	110,002	16,582,362
Steve Johnson	2023	826,346	-	3,675,000	1,787,085	64,613	6,353,044
Priya Aiyar	2023	693,250	-	2,360,000	1,376,634	47,838	4,477,722
Devon May	2023	738,075	-	2,360,000	1,461,495	53,788	4,613,358
Vasu Raja	2023	731,250	-	2,860,000	1,461,495	47,425	5,100,170

(a)

Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by the Company during each of the fiscal years ending December 31, 2023, 2022 and 2021, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. With respect to the performance-based RSUs, which were granted in 2023, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the total debt reduction and relative pre-tax income margin improvement versus a pre-defined group of airlines (which was 100%). The aggregate maximum fair value of the 2023 annual performance-based RSU grants assuming the highest level of achievement of the performance conditions is as follows: Mr. Isom: $11,250,000, Mr. Johnson: $3,675,000, Ms. Aiyar: $2,360,000, Mr. May: $2,360,000 and Mr. Raja: $2,860,000. The aggregate maximum fair value of the 2023 one-time and promotion performance-based RSU grants assuming the highest level of achievement of the performance conditions is as follows: Mr. Isom: $11,000,000, Ms. Aiyar: $741,000 and Mr. Raja: $1,213,000.

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(b)

The STIP payouts for both the 2022 and 2023 programs are reflected as compensation for 2023 as the performance period for the 2022 STIP ran from April 1, 2022 through April 1, 2023 and the performance period for the 2023 STIP ran from January 1, 2023 through December 31, 2023. Under the 2022 STIP, each named executive officer received a payment as follows: Mr. Isom: $3,855,800, Mr. Johnson: $1,483,040, Ms. Aiyar: $1,353,274, Mr. May: $879,417 and Mr. Raja: $1,436,695. Under the 2023 STIP, each named executive officer received a payment as follows: Mr. Isom: $3,922,360, Mr. Johnson: $1,787,085, Ms. Aiyar: $1,376,634, Mr. May: $1,461,495, and Mr. Raja: $1,461,495.

(c)

The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2023 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, except that flight benefits are valued based on the imputed taxable income to the executive, which valuation is greater than the incremental cost to the Company.

	Robert Isom ($)		Steve Johnson ($)	Priya Aiyar ($)	Devon May ($)	Vasu Raja ($)

Flight Privileges(1)	20,591		23,979	11,287	17,793	8,988

Medical Examinations	5,118		-	5,436	-	9,046

Financial Advisory Services	50,700	(3)	4,500	4,500	4,500	4,500

Gross-Up Payments(2)	15,443		17,984	8,465	13,345	6,741

401(k) Company Contributions	18,150		18,150	18,150	18,150	18,150

(1)

Amounts represent flight privileges provided for unlimited, top-priority reserved travel in any class of service, for the named executive officer and his or her immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2023.

(2)	Amount represents tax gross-up payments with respect to flight privileges.

(3)	Amount includes $46,200 in legal expenses incurred by Mr. Isom in connection with the negotiation of his CEO compensation that were reimbursed by the Company.

(d)	Reflects a one-time cash payment to Mr. Isom.

(e)

Reflects payments under cash retention agreements that were entered into with Ms. Aiyar and Messrs. May and Raja, respectively, in prior years payable subject to each employee’s continued service through April 1, 2023.

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Grants of Plan-Based Awards in 2023

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(b)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Isom		1,300,000	2,600,000	5,200,000
	9/20/2023				107,676	430,704	861,408	(c)			5,625,000
	9/20/2023				105,283	421,133	842,266	(d)			5,500,000
	9/20/2023								430,704	(e)	5,625,000
	9/20/2023								210,566	(f)	2,750,000
Steve Johnson		637,500	1,275,000	2,550,000
	9/20/2023				35,176	140,704	281,408	(c)			1,837,500
	9/20/2023								140,704	(e)	1,837,500
	9/20/2023								181,554	(g)	2,371,000
Priya Aiyar		456,250	912,500	1,825,000
	5/2/2023				21,423	85,693	171,386	(c)			1,180,000
	7/12/2023				4,988	19,953	39,906	(d)			370,500
	5/2/2023								85,693	(e)	1,180,000
	7/12/2023								19,952	(f)	370,500
Devon May		484,375	968,750	1,937,500
	5/2/2023				21,423	85,693	171,386	(c)			1,180,000
	5/2/2023								85,693	(e)	1,180,000
Vasu Raja		484,375	968,750	1,937,500
	5/2/2023				25,962	103,848	207,696	(c)			1,430,000
	7/12/2023				8,166	32,662	65,324	(d)			606,500
	5/2/2023								103,848	(e)	1,430,000
	7/12/2023								32,661	(f)	606,500

(a)	Reflects potential payouts under the 2023 STIP.

(b)

For solely time-based RSU awards and the time-based vesting portion of each named executive officer’s RSU award, the grant date fair value is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. For the performance-vesting portion of each named executive officer’s RSU award, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the total debt reduction and relative pre-tax income margin improvement versus a pre-defined group of airlines as applicable (which was 100%).

(c)

Represents the performance-vesting portion of the named executive officers’ 2023 annual RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) total debt reduction from year-end 2022 to year-end 2025 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2023-2025 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 25% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved.

(d)

Represents the performance-vesting portion of the named executive officers’ 2023 one-time and promotion RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) total debt reduction from year-end 2022 to year-end 2025 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2023-2025 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 25% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved.

(e)

Represents the time-vesting portion of the named executive officers’ 2023 annual RSU awards that vest, subject to the executive’s continued employment, with respect to 66.66% on the first anniversary of the grant date and with respect to 33.33% of the shares on the second anniversary of the grant date.

(f)

Represents the time-vesting portion of the named executive officers’ 2023 one-time and promotion RSU awards that vest, subject to the executive’s continued employment, with respect to 66.66% on the first anniversary of the grant date and with respect to 33.33% of the shares on the second anniversary of the grant date.

(g)	Represents Mr. Johnson’s promotion RSU grant that vests over three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date.

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Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2023.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(j)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(j)
Robert Isom	9/20/2023	430,704	(a)	5,917,873	430,704	(b)	5,917,873
	9/20/2023	210,566	(c)	2,893,177	421,133	(d)	5,786,367
	2/24/2022	21,539	(e)	295,946	172,312	(f)	2,367,567
	2/16/2021	46,914	(g)	644,598	-		-

Steve Johnson	9/20/2023	140,704	(a)	1,933,273	140,704	(b)	1,933,273
	9/20/2023	181,554	(h)	2,494,552	-		-
	2/24/2022	15,891	(e)	218,342	127,123	(f)	1,746,673
	2/16/2021	31,706	(g)	435,640	-		-
Priya Aiyar	7/12/2023	19,952	(c)	274,140	19,953	(d)	274,154
	5/2/2023	85,693	(a)	1,177,422	85,693	(b)	1,177,422
	12/12/2022	73,943	(h)	1,015,977	-		-
	11/16/2021	26,462	(h)	363,588	-		-
	2/16/2021	6,079	(h)	83,525	-		-

Devon May	5/2/2023	85,693	(a)	1,177,422	85,693	(b)	1,177,422
	12/12/2022	58,685	(h)	806,332	-		-
	11/16/2021	21,001	(h)	288,554	-		-
Vasu Raja	7/12/2023	32,661	(c)	448,762	32,662	(d)	448,776
	5/2/2023	103,848	(a)	1,426,872	103,848	(b)	1,426,872
	12/12/2022	24,882	(h)	341,879	-		-
	11/16/2021	8,736	(h)	120,033	-		-

(a)

Represents the time-vesting portion of the named executive officer’s 2023 annual RSU awards that vest, subject to the executive’s continued employment, with respect to 66.66% on the first anniversary of the grant date and with respect to 33.33% of the shares on the second anniversary of the grant date.

(b)

Represents the performance-vesting portion of the named executive officers’ 2023 annual RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) total debt reduction from year-end 2022 to year-end 2025 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2023-2025 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 25% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2023, the target number of RSUs is shown.

(c)

Represents the time-vesting portion of the named executive officers’ 2023 one-time and promotion RSU awards that vest, subject to the executive’s continued employment, with respect to 66.66% on the first anniversary of the grant date and with respect to 33.33% of the shares on the second anniversary of the grant date.

(d)

Represents the performance-vesting portion of the named executive officers’ 2023 one-time and promotion RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) total debt reduction from year-end 2022 to year-end 2025 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2023-2025 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 25% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2023, the target number of RSUs is shown.

(e)

Represents the time-vesting portion of the RSU awards granted on February 24, 2022, with 80% of the time-vesting shares vesting on February 24, 2023, the first anniversary of the grant date and 20% of the time-vesting shares vesting on February 24, 2024, the second anniversary of the grant date, subject to continued service.

(f)

Represents the performance-vesting portion of the RSUs granted on February 24, 2022, that will vest, subject to continued service, on February 24, 2025, based on the Company’s achievement of (i) total debt reduction from year-end 2021 to year-end 2024 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2024 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 20% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2023, 160% of the target number of RSUs is shown.

(g)

Represents time-vesting RSU awards. 40% of the shares underlying grant vested on February 16, 2022, the first anniversary of the grant date, 40% of the shares underlying grant vested on February 16, 2023, the second anniversary of the grant date, and 20% of the shares underlying grant vested on the February 16, 2024, the third anniversary of the grant date.

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(h)	Represents time-vesting RSU awards that vest over three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date.

(j)	The market value of RSUs was calculated by multiplying $13.74, the closing price of a share of our Common Stock on December 29, 2023, by the number of unvested RSUs outstanding under the award.

Options Exercised and Stock Vested

The following table provides information regarding the vesting of RSUs held by the named executive officers during the year ended December 31, 2023. Our named executive officers did not hold any options or SARs during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

Robert Isom	240,026	3,806,677

Steve Johnson	158,818	2,520,656

Priya Aiyar	102,553	1,402,276

Devon May	83,385	1,128,972

Vasu Raja	43,115	605,702

(a)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

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Potential Payments Upon Termination or Change in Control

This section quantifies payments that would be made to our named executive officers upon a change in control or following certain qualifying terminations of employment. For a description of these benefits, please see “Compensation Discussion and Analysis – Severance Benefits and Post Termination Restrictive Covenants.”

The estimated amounts of the respective benefits for each of our named executive officers, assuming the triggering event occurred on December 31, 2023, are provided in the table below. The table below reflects the termination and/or change in control benefits payable to each named executive officer under agreements and plans in which he or she participates that were in effect as of the end of the fiscal year, and in the case of Mr. May, the severance agreement he entered into in February 2024.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Termination ($)	Involuntary Termination with Change in Control ($)	Death ($)	Disability ($)	Any Other Qualifying Termination ($)(f)

Robert Isom
Base Salary(a)	-	2,600,000	2,600,000	-	-	-
Annual Incentive Award(b)	-	5,200,000	5,200,000	3,922,360	3,922,360	-
COBRA(c)	-	54,875	54,875	-	-	-
Acceleration of Unvested RSUs(d)	23,823,401	15,389,935	23,823,401	23,823,401	23,823,401	9,041,151
Flight Privileges(e)	-	268,043	268,043	170,308	268,043	268,043

Total	23,823,401	23,512,853	31,946,319	27,916,069	28,013,804	9,309,194

Steve Johnson
Base Salary(a)	-	1,275,000	1,275,000	-	-	-
Annual Incentive Award(b)	-	1,912,500	1,912,500	1,787,085	1,787,085	-
COBRA(c)	-	40,854	40,854	-	-	-
Acceleration of Unvested RSUs(d)	8,761,753	8,761,753	8,761,753	8,761,753	8,761,753	8,761,753
Flight Privileges(e)	-	295,231	295,231	197,802	295,231	295,231

Total	8,761,753	12,285,338	12,285,338	10,746,640	10,844,069	9,056,984

Priya Aiyar
Base Salary(a)	-	1,095,000	1,095,000	-	-	-
Annual Incentive Award(b)	-	1,368,750	1,368,750	1,376,634	1,376,634	-
COBRA(c)	-	13,105	13,105	-	-	-
Acceleration of Unvested RSUs(d)	4,366,228	2,313,445	4,366,228	4,366,228	4,366,228	-
Flight Privileges(e)	-	18,775	18,775	-	-	-

Total	4,366,228	4,809,075	6,861,858	5,742,862	5,742,862	-

Devon May
Base Salary(a)	-	1,162,500	1,162,500	-	-	-
Annual Incentive Award(b)	-	1,453,125	1,453,125	1,461,495	1,461,495	-
COBRA(c)	-	45,964	45,964	-	-	-
Acceleration of Unvested RSUs(d)	3,449,730	1,869,135	3,449,730	3,449,730	3,449,730	-
Flight Privileges(e)	-	317,273	317,273	227,649	317,273	317,273

Total	3,449,730	4,847,997	6,428,592	5,138,874	5,228,498	317,273

Vasu Raja
Base Salary	-	-	-	-	-	-
Annual Incentive Award(b)	-	-	-	1,461,495	1,461,495	-
COBRA	-	-	-	-	-	-
Acceleration of Unvested RSUs(d)	4,213,194	-	4,213,194	4,213,194	4,213,194	-
Flight Privileges(e)	-	-	-	-	-	-

Total	4,213,194	-	4,213,194	5,674,689	5,674,689	-

(a)	On an involuntary termination, represents 24 months of base salary for Mr. Isom and 18 months of the executive’s base salary for Ms. Aiyar and Messrs. Johnson and May.

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(b)

On an involuntary termination, represents two times Mr. Isom’s annual target cash incentive and 1.5 times the executive’s annual target cash incentive for Ms. Aiyar and Messrs. Johnson and May. On death or disability, amount represents the amount of the annual incentive award earned by each named executive officer under the 2023 STIP which was attained at 150.86% of target.

(c)

On an involuntary termination, in the case of Mr. Isom, represents a payment equal to 24 months’ COBRA premiums, and for Ms. Aiyar and Messrs. Johnson and May, a payment equal to 18 months’ COBRA premiums.

(d)

Aggregate value of unvested RSUs is calculated at a price of $13.74, the closing price of a share of our Common Stock on December 29, 2023, multiplied by the number of unvested RSUs outstanding under each award. The performance-vesting portion of the named executive officer’s 2022 RSU awards are valued based on our expected attainment level as of December 31, 2023 of 160% of target and the performance-vesting portion of the named executive officer’s 2023 RSU award are based on our expected attainment level as of December 31, 2023 of target. For a description of these vesting acceleration benefits, please see “Compensation Discussion and Analysis – Severance Benefits and Post Termination Restrictive Covenants.”

(e)

Each of Messrs. Isom, Johnson and May are vested into positive space flight lifetime travel benefits and are entitled to continued receipt of these benefits upon their termination of employment, other than coverage of income tax liability. Mr. Raja is eligible for lifetime space available travel benefits, which does not result in any incremental cost to the Company. The calculation of the positive space lifetime travel benefits is based on the terms of the non-revenue travel policy for executive officers currently in effect. Under her severance agreement with the Company, in the case of an Involuntary Termination, Ms. Aiyar is entitled to travel privileges pursuant to the terms of the Company’s travel policy for officers during the 18-month period following the termination date. Reflects the present value of future travel calculated using a discount rate of 5.3% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2021, and assumes the annual level of usage is the same as the executive’s actual usage for 2023 (excluding travel between Phoenix and Dallas/Fort Worth and between Orange County and Dallas/Fort Worth for Mr. Johnson) with a valuation based on imputed income and a 1% annual increase in the cost of travel.

(f)	Represents for Messrs. Isom and Johnson, the vesting of certain RSUs on any termination without “cause,” including retirement.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Isom, who served as CEO as of December 31, 2023.

We offer competitive compensation to our team members. As one of the world’s largest airlines, some of our unique characteristics may make comparisons to the pay ratios at other airlines or companies difficult. We employ over 130,000 team members; our route network is vast and unique; and we insource more of our flying and services than our U.S. peers. For example, American operates three wholly-owned regional airlines, and approximately 22% of our total workforce is employed by those airlines. Additionally, our pay ratio includes approximately 16% part-time and temporary team members. In 2023, mainline and regional salaries, wages and benefits were our largest expense and represented approximately 34% of our total operating expenses. Approximately 87% of our employees as of December 31, 2023 were represented by various labor unions responsible for negotiating the collective bargaining agreements covering their compensation and job duties, among other things. The Company’s employment footprint is quite diverse—with some positions requiring initial education and licensing requirements as well as ongoing certification work. Compensation for positions with more rigorous requirements for continued employment and that draw from smaller applicant pools generally utilize higher pay bands than those positions with fewer educational and training requirements and larger applicant pools.

For 2023, the median annual total compensation of all team members across American (other than our CEO) was $67,788, while the annual total compensation of our CEO was $31,438,162, as outlined in the “Summary Compensation Table” above. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 464 to 1, calculated in accordance with SEC rules. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In addition to the required pay ratio calculation above, we have calculated an alternative pay ratio using an adjusted amount of total compensation for Mr. Isom that removes the non-recurring elements of his compensation as set forth under “Compensation Discussion and Analysis— Non-Recurring Compensation Elements Reported in 2023”. When calculated in this manner, Mr. Isom’s adjusted total compensation for 2023 is $16,582,362 and the ratio of the annual total compensation of Mr. Isom to the median annual total compensation of all employees was estimated to be 245 to 1.

This alternative pay ratio is not a substitute for the pay ratio calculated in accordance with the SEC disclosure rules, but we believe it is helpful in fully evaluating the ratio of Mr. Isom’s annual total compensation to the median of the annual total compensation of all American Airlines employees.

Determining the Median Employee

The Company chose December 31, 2023 as the date for establishing the employee population used in identifying the median employee and 2023 as the measurement period.

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We captured all full-time, part-time and temporary employees located in the U.S. as of December 31, 2023 with nonzero W-2 earnings, including team members employed at our three wholly owned subsidiaries, consisting of 139,532 individuals. As permitted by SEC rules, under the 5% “de minimis” exemption, we excluded 6,487 non-U.S. employees. The jurisdictions in which we excluded employees and their employee populations were as follows: Antigua and Barbuda (26); Argentina (475); Aruba (38); Australia (7); Bahamas (148); Barbados (65); Belize (26); Bermuda (19); Brazil (509); Canada (478); Cayman Islands (1); Chile (201); China (29); Colombia (84); Costa Rica (74); Dominican Republic (443); Ecuador (11); El Salvador (35); France (155); Germany (91); Greece (2); Grenada (30); Guatemala (46); Haiti (26); Honduras (46); Hong Kong (4); India (8); Ireland (61); Israel (6); Italy (24); Jamaica (95); Japan (57); Korea, Republic of (6); Mexico (1,160); Netherlands (12); Netherlands Antilles (4); Nicaragua (23); Peru (467); Portugal (7); Saint Kitts and Nevis (35); Sint Maarten (2); Spain (131); Switzerland (6); Trinidad and Tobago (445); Turks and Caicos Islands (1); United Kingdom (862); and Uruguay (6).

We identified the median team member using earnings as set forth in Box 5 of W-2 for 2023. We annualized earnings for permanent employees who worked less than the entire year. We selected the employee with earnings closest to the median after excluding seven employees closer to the median as they were either affiliated with a regional airline or had a pension, both of which we determined were not representative of the broader population. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Ratio Comparisons

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Pay Versus Performance
In accordance with SEC rules, the table below sets forth additional information concerning the compensation of each individual who served as our Chief Executive Officer (“CEO”) and our other
(“non-CEO”)
named executive officers (“NEOs”) for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, and our financial and total stockholder return (“TSR”) performance for each such fiscal year. Mr. Isom served as our CEO during 2023 and a part of 2022 and Mr. Parker served as our CEO during a part of 2022 and all of 2021 and 2020.
The COVID-19 pandemic was the most challenging time in our industry’s history. It resulted in drastic disruptions in global demand for air travel and a severe decline in our business. Despite these challenges, we remained consistent in our approach and philosophy that our executive compensation programs provide both fair pay and pay-for-performance
and align with the interests of stockholders. In 2023, we produced exceptionally strong performance, including:

•	Achieved record 2023 revenue of approximately $53 billion, an increase of more than $22 billion compared to 2021

•	Reversed our GAAP pre-tax loss in 2021 of over $2.5 billion and produced GAAP pre-tax income of $186 million in 2022 and GAAP pre-tax income of more than $1.1 billion in 2023

•	Excluding pre-tax net special items, (1) reversed our pre-tax loss in 2021 of nearly $7 billion and produced pre-tax income of $458 million in 2022, and nearly $2.5 billion in 2023

(1)	See Appendix B for details on the components of pre-tax net special items and for a reconciliation of pre-tax income (loss) excluding net special items, a non-GAAP measure.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total: Mr. Isom ($) (1)	CAP: Mr. Isom ($) (2)	Summary Compensation Table Total: Mr. Parker ($) (1)	CAP: Mr. Parker ($) (2)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (1)	Average CAP: Non-CEO NEOs ($) (2)	AAG Total Stockholder Return ($) (3)	Peer Group Total Stockholder Return ($) (3)	Net Income (Loss) ($) (in millions)	Adjusted Pre-Tax Margin % (4)
2023	31,438,162	33,817,502	-	-	9,530,121	9,827,888	48.08	61.60	822	4.7%
2022	4,886,649	3,507,095	6,537,694	3,881,181	3,400,714	2,422,634	44.52	48.04	127	0.9%
2021	-	-	7,238,011	8,128,613	3,892,813	4,197,060	62.85	74.23	(1,993)	(23.2%)
2020	-	-	10,663,866	(614,164)	4,245,970	736,998	55.19	75.55	(8,885)	(70.7%)

(1)
Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for Messrs.
Isom
and Parker for each year where they served as CEO and the average of the total compensation as reported in the Summary Compensation Table for our remaining NEOs for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	CEO	Non-CEO NEOs
2023	Robert Isom	Steve Johnson, Priya Aiyar, Devon May and Vasu Raja
2022	Robert Isom and Doug Parker	Derek Kerr, Steve Johnson, Maya Leibman and David Seymour
2021	Doug Parker	Robert Isom, Derek Kerr, Steve Johnson and Maya Leibman
2020	Doug Parker	Robert Isom, Derek Kerr, Steve Johnson and Maya Leibman

(2)	Compensation Actually Paid (“CAP”) to Mr. Isom and the remaining NEOs for 2023 reflects the following adjustments from total compensation reported in the Summary Compensation Table:

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	2023
Adjustments	Mr. Isom ($)	Average Non-CEO NEOs ($)
Deduction for amounts reported under the “Stock Awards” column of Summary Compensation Table for Fiscal Year 2023 (“FY23”)	(19,500,000)	(3,895,000)
Year-end Fair Value of Equity Awards Granted in FY23	20,515,276	3,842,580
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	610,517	167,907
Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the FY23 based on change from Prior Year-end to Vesting Date	753,546	182,279
Total Adjustments	2,379,339	297,766

Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined by reference to (1) for time-based RSU awards, the closing price of a share of our Common Stock on the applicable year-end
date(s) or, in the case of vesting dates, the closing price of a share of our Common Stock on the applicable vesting dates, and (2) for performance-based RSU awards, the same valuation methodology as time-based RSU awards except year-end
values are multiplied by a factor reflecting achievement of the probable outcome of the applicable performance conditions as of the measurement date (which as of December 31, 2023 was 160% for the 2022 grants and 100% for the 2023 grants).

(3)
Pursuant to the SEC rules, TSR reflects an initial investment of $100 on December 31, 2019, and that all dividends, if any, were reinvested. The Peer Group Total Stockholder Return represents the cumulative TSR of the ARCA Airline Index (the “Peer Group TSR”).

(4)	Adjusted pre-tax margin is a non-GAAP measure and excludes net special items. See Appendix B for a reconciliation of pre-tax margin excluding net special items, a non-GAAP measure.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our CEOs and the average of the compensation actually paid to our non-CEO
named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our adjusted pre-tax
margin, in each case, for the fiscal years ended December 31, 2023, 2022, 2021 and 2020.
Given the emphasis in our executive compensation programs on long-term incentives tied to our stock price, the compensation actually paid to our named executive officers is generally strongly aligned with our stock price performance. For 2020, given the more significant decrease in our stock price, reflecting the severe decline in our business as a result of the
COVID-19
pandemic, compensation actually paid is significantly lower than the reported Summary Compensation Table total compensation values, and the 2020 compensation actually paid to Mr. Parker was negative. With the improvement in our stock price in 2021, as we emerged from the pandemic, compensation actually paid also improved but then substantially decreased in 2022 in alignment with the decrease in our stock price. As discussed in the “Compensation Discussion and
Analysis—Non-Recurring
Compensation Elements Reported in 2023,” the compensation actually paid for 2023 is significantly higher than prior years because it includes for Ms. Aiyar and Messrs. Isom, Johnson and Raja one-time
and promotion awards and for Ms. Aiyar and Messrs. May and Raja, non-recurring
payments in April 2023 for services performed in prior years. Furthermore, for each named executive officer, the STIP payouts for both the 2022 and 2023 programs are reflected as compensation for 2023.

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Outside of our stock price performance, we believe that adjusted pre-tax
margin is the most important financial metric that ties our executives’ compensation to our performance. We have been able to significantly improve our adjusted pre-tax
margin from 2020 through 2023. These financial outcomes, however, do not align as closely with our outcomes on compensation actually paid. Similarly, the improvement in our net income from 2020 through 2023 does not directly align with our outcomes on compensation actually paid. Compensation actually paid is less sensitive to these financial outcomes as a result of the emphasis in our executive compensation programs on long-term incentives and its stronger correlation to our stock price, which we expect will continue to have a much larger impact than these financial outcomes on compensation actually paid, as described above.

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2024 Proxy Statement

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link
compensation actually paid to our named executive officers for 2023:

•	Stock price/total stockholder return;

•	Adjusted pre-tax margin;

•	Total debt reduction;

•	Adjusted pre-tax income;

•	Mainline and regional on-time departures

•	Mainline and regional controllable completion factor; and

•	Measures related to diversity, equity and inclusion.
For additional details regarding our performance measures, please see the sections entitled “Annual Cash Incentive Program” and “Long-Term Incentive Programs” in our “Compensation Discussion and Analysis” beginning on pages 53 and 56, respectively.

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2024 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued under our equity compensation plans as of December 31, 2023, which consists of the 2023 Incentive Award Plan (the “2023 Plan”) and the 2013 Incentive Award Plan (the “2013 Plan”).

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))

Equity Compensation Plans Approved by Security Holders(a)	14,234,700	(b)	-	9,501,204

Equity Compensation Plans Not Approved by Security Holders	-		-	-

Total	14,234,700		-	9,501,204

(a)

On May 10, 2023, our stockholders approved the 2023 Plan which replaced the 2013 Plan. The 2013 Plan was approved by the Bankruptcy Court in connection with AMR Corporation’s bankruptcy plan and further approved by the Board on December 9, 2013. Under Delaware law, as part of the reorganization, the 2013 Plan was deemed to be approved by our stockholders.

(b)	Consists of 14,234,700 RSUs.

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OTHER MATTERS

Stockholder Proposals

Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2025 Annual Meeting of Stockholders, our Corporate Secretary (Priya Aiyar, Corporate Secretary, at American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155) must receive the proposal no later than December  , 2024. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices (please see the address above) not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2025 Annual Meeting of Stockholders, notice must be delivered no sooner than February 5, 2025 and no later than March 7, 2025. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Additional information with regard to director recommendations or nominations for director candidates can be found beginning on page 17 and we encourage stockholders to review the procedures and deadlines relating thereto before taking action.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding Common Stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2025 Annual Meeting of Stockholders must be delivered to our Corporate Secretary at our principal executive offices (please see the address above) no earlier than November  , 2024 and no later than the close of business on December  , 2024. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2025 Annual Meeting of Stockholders and must otherwise be in compliance with our Bylaws.

Any notice of director nomination other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise comply with our Bylaws. In connection with the 2025 annual meeting of stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Annual Report and Available Information

Our Annual Report on Form 10-K for the year ended December 31, 2023 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to the Corporate Secretary, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements contained in this Proxy Statement should be considered forward-looking statements within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that

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are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (especially in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

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2024 Proxy Statement

APPENDIX A

Proposal 4: Bylaw Voting Threshold Amendment

ARTICLE X

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws as provided for therein. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of the outstanding shares entitled to vote for the election of Directors.

Proposal 5: Supermajority Elimination Amendment

ARTICLE XIII

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (but in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), the affirmative vote of the holders of at least ~~two-thirds~~ a majority of the voting power of the outstanding shares entitled to vote for the election of Directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation ~~inconsistent with the purpose and intent of Section 6 of Article IV, Article V, Article VIII and Article X of this Certificate of Incorporation or this Article XIII.~~

*    *    *    *     *

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2024 Proxy Statement

APPENDIX B

Reconciliation of Certain GAAP to Non-GAAP Financial Information

We sometimes use financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to understand and evaluate our current operating performance and to allow for period-to-period comparisons. We believe these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. We are providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. Management uses these non-GAAP financial measures to evaluate the Company’s current operating performance and to allow for period-to-period comparison. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand our core operating performance.

The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (Loss) (GAAP measure) to Pre-Tax Income (Loss) Excluding Net Special Items (non-GAAP measure);

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Net Special Items (non-GAAP measure);

•	Net Income (GAAP measure) to Net Income Excluding Net Special Items (non-GAAP measure); and

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings (Loss) Per Share Excluding Net Special Items (Non-GAAP measure).

	12 Months Ended December 31,
Reconciliation of Pre-Tax Income (Loss) Excluding Net Special Items	2023	2022	2021
	(in millions, other than percentages)

Pre-tax income (loss) as reported	$1,121	$186	$(2,548)

Pre-tax net special items:

Mainline operating special items, net (1)	971	193	(4,006)

Regional operating special items, net (2)	8	5	(449)

Nonoperating special items, net (3)	362	74	60

Total pre-tax net special items	1,341	272	(4,395)

Pre-tax income (loss) excluding net special items	$2,462	$458	$(6,943)

Calculation of Pre-Tax Margin

Pre-tax income (loss) as reported	$1,121	$186	$(2,548)

Total operating revenues as reported	$52,788	$48,971	$29,882

Pre-tax margin	2.1%	0.4%	(8.5%)

Calculation of Pre-Tax Margin Excluding Net Special Items

Pre-tax income (loss) excluding net special items	$2,462	$458	$(6,943)

Total operating revenues as reported	$52,788	$48,971	$29,882

Pre-tax margin excluding net special items	4.7%	0.9%	(23.2%)

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2024 Proxy Statement

12 Months Ended December 31, 2023
Reconciliation of Net Income Excluding Net Special Items	(in millions, except share and per share amounts)

Net income as reported	$822

Net special items:

Total pre-tax net special items (1), (3)	1,341

Net tax effect of net special items	(304)

Net income excluding net special items	$1,859

Reconciliation of Basic and Diluted Earnings Per Share Excluding Net Special Items

Net income excluding net special items	$1,859

Shares used for computation (in thousands):

Basic	653,612

Diluted	719,669

Earnings per share excluding net special items:

Basic	$2.84

Diluted (4)	$2.65

Three Months Ended March 31, 2022
Reconciliation of Pre-Tax Loss Excluding Net Special Items	(in millions)

Pre-tax loss as reported	$(2,086)

Pre-tax net special items:

Mainline operating special items, net (1)	157

Nonoperating special items, net (3)	3

Total pre-tax net special items	160

Pre-tax loss excluding net special items	$(1,926)

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)	Mainline operating special items

The twelve months ended December 31, 2023 mainline operating special items, net principally included $989 million of one-time charges resulting from the ratification of a new collective bargaining agreement with our mainline pilots, including a one-time payment of $754 million as well as adjustments to other benefit-related items of $235 million.

The three months ended March 31, 2022 and twelve months ended December 31, 2022 mainline operating special items, net principally included a non-cash impairment charge to write down the carrying value of the Company’s retired Airbus A330 fleet to the estimated fair value due to the market conditions for certain used aircraft. The Company retired its Airbus A330 fleet in 2020 as discussed below.

The twelve months ended December 31, 2021 mainline operating special items, net principally included $4.2 billion of Payroll Support Program (“PSP”) financial assistance, offset in part by $168 million of salary and medical costs associated with certain team members who opted into voluntary early retirement programs offered as a result of reductions to the Company’s operation due to the COVID-19 pandemic.

(2)	Regional operating special items

The twelve months ended December 31, 2021 regional operating special items, net principally included $539 million of PSP financial assistance, offset in part by a $61 million charge associated with the regional pilot retention program which provides for, among other things, a cash retention bonus paid in the fourth quarter of 2021 to eligible captains at the wholly-owned regional airlines included on the pilot seniority list as of September 1, 2021 and a $27 million non-cash impairment charge to write down regional aircraft resulting from the retirement of the remaining Embraer 140 fleet earlier than planned.

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2024 Proxy Statement

(3)	Nonoperating special items

Principally included charges associated with debt refinancings and extinguishments as well as mark-to-market net unrealized gains and losses associated with certain equity investments.

(4) The twelve months ended December 31, 2023 diluted earnings per share gives effect to, among other things, the Company’s outstanding 6.5% senior convertible notes by (a) adding back to earnings $47 million of interest expense related to such convertible notes, net of estimated profit sharing, short-term incentive and tax effects and (b) including in the diluted shares outstanding, 61.7 million shares issuable in respect to such convertible notes.

Free Cash Flow

Our free cash flow summary is presented in the table below, which is a non-GAAP measure that management believes is useful information to investors and others in evaluating our ability to generate cash from our core operating performance that is available for use to reinvest in the business or to reduce debt. We define free cash flows as net cash provided by operating activities less net cash used in investing activities, adjusted for (1) net sales of short-term investments and (2) change in restricted cash. We believe that calculating free cash flow as adjusted for these items is more useful for investors because short-term investment activity and restricted cash are not representative of activity core to our operations. This non-GAAP measure may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. Our calculation of free cash flow is not intended, and should not be used, to measure the residual cash flow available for discretionary expenditures because, among other things, it excludes mandatory debt service requirements and certain other non-discretionary expenditures.

Year Ended December 31, 2023
(in millions)

Net cash provided by operating activities	$3,803

Adjusted net cash used in investing activities (1)	(1,997)

Free cash flow	$1,806

(1) The following table provides a reconciliation of adjusted net cash used in investing activities for the year ended December 31, 2023 (in millions):

Net cash used in investing activities	$(502)

Adjustments:

Net sales of short-term investments	(1,538)

Decrease in restricted cash	43

Adjusted net cash used in investing activities	$(1,997)

B-3

2024 Proxy Statement

P.O. BOX 8016, CARY, NC 27512-9903

PRELIMINARY – SUBJECT TO COMPLETION

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American Airlines Group Inc. For Stockholders of record as of April 9, 2024	Internet: www.proxypush.com/AAL • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
Wednesday, June 5, 2024 9:00 AM, Central Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/AAL for more details.	Phone: 1-866-570-3320 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Central Time, June 5, 2024.	Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/AAL

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert D. Isom and Stephen L. Johnson (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Airlines Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

American Airlines Group Inc. Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 4 AND 5

AGAINST ON PROPOSAL 6

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of 11 directors to serve until the 2025 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified
		FOR	AGAINST	ABSTAIN
	1.01 Adriane Brown	☐	☐	☐	FOR

	1.02 John Cahill	☐	☐	☐	FOR

	1.03 Mike Embler	☐	☐	☐	FOR

	1.04 Matt Hart	☐	☐	☐	FOR

	1.05 Robert Isom	☐	☐	☐	FOR

	1.06 Sue Kronick	☐	☐	☐	FOR

	1.07 Marty Nesbitt	☐	☐	☐	FOR

	1.08 Denise O’Leary	☐	☐	☐	FOR

	1.09 Vicente Reynal	☐	☐	☐	FOR

	1.10 Greg Smith	☐	☐	☐	FOR

	1.11 Doug Steenland	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2024	☐	☐	☐	FOR

3.	Advisory vote to approve executive compensation (Say-on-Pay)	☐	☐	☐	FOR

4.	Approve and adopt an amendment of the Certificate of Incorporation to allow future amendments to the Bylaws by stockholders by simple majority vote	☐	☐	☐	FOR

5.	Approve and adopt an amendment of the Certificate of Incorporation to allow all other provisions of the Certificate of Incorporation to be amended in the future by simple majority vote	☐	☐	☐	FOR

6.	Advisory vote on a stockholder proposal requesting a third-party audit of how effectively American Airlines Group Inc. is implementing its environmental and social commitments	☐	☐	☐	AGAINST

If any other matters properly come before the 2024 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2024 Annual Meeting of Stockholders.

You must register to attend the meeting online and/or participate at www.proxydocs.com/AAL

Authorized Signatures must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date